UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934
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Notice of 2025 Annual Meeting of Shareholders

Virtual Meeting Only – No Physical Meeting Location

Wednesday, May 7, 2025 | 10:00 a.m. Central Time

Dear Shareholders:

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held on Wednesday, May 7, 2025 at 10:00 a.m. Central Time in a virtual meeting format only, via a live webcast.

You will be able to attend and participate in the annual meeting online by registering in advance at register.proxypush.com/LEG no later than 5:00 p.m. Central Time on May 6, 2025. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and to submit questions during the meeting. The virtual annual meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.

The annual meeting is being held for the following purposes:

1.	To elect eight directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025;

3.	To provide an advisory vote to approve Named Executive Officer compensation;

4.	To approve the amendment and restatement of the Company’s Flexible Stock Plan; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 5, 2025. The Company’s notice of internet availability of proxy materials was first sent to our shareholders on March 26, 2025.

By Order of the Board of Directors,

S. Scott Luton

Secretary

Carthage, Missouri

March 26, 2025

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 7, 2025

The proxy materials and access to the proxy voting site are available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement and Annual Report to Shareholders are available at:

www.leggett.com/proxymaterials

The Company’s proxy voting site can be found at:

www.proxypush.com/leg

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all the information that you should consider—please read the entire proxy statement before voting. Our principal executive offices are located at 1 Leggett Road, Carthage, Missouri 64836.

2025 Annual Meeting of Shareholders

Wednesday, May 7, 2025 10:00 a.m. Central Time Virtual Meeting Only – advance registration required to attend. Visit register.proxypush.com/LEG Record Date: March 5, 2025	Proposal	Recommendation	Page
	1 – Election of Eight Directors	FOR	14
	2 – Ratification of PWC as Independent Registered Public Accounting Firm	FOR	19
	3 – Advisory Vote to Approve Named Executive Officer Compensation	FOR	22
	4 – Approve Amendment and Restatement of the Flexible Stock Plan	FOR	22

Board Nominees

All of Leggett’s directors are elected for a one-year term by a majority of shares present and entitled to vote at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”). The 2025 director nominees are:

Angela Barbee Independent Former SVP —Technology and Global R&D Weber Inc.	Robert E. Brunner Independent Lead Director Retired Executive VP Illinois Tool Works	Mary Campbell Independent Retired President — vCommerce Ventures, Qurate Retail, Inc.	Karl G. Glassman Board Chairman, President and CEO Leggett & Platt, Incorporated

Joseph W. McClanathan Independent Retired President & CEO — Household Products Division Energizer Holdings, Inc.	Srikanth Padmanabhan Independent Executive Vice President and President, Operations Cummins, Inc.	Jai Shah Independent Group President Masco Corporation	Phoebe A. Wood Independent Retired Vice Chair & CFO Brown-Forman Corp.

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2025 DIRECTOR NOMINEES

	Angela Barbee	Robert Brunner	Mary Campbell	Karl Glassman	Joseph McClanathan	Srikanth Padmanabhan	Jai Shah	Phoebe Wood

Independent Director	✓	✓	✓		✓	✓	✓	✓

L&P Director since	2022	2009	2019	2002	2005	2018	2019	2005

Age	59	67	57	66	72	60	58	71

L&P Board Committees

Audit	✓		✓			✓	✓	Chair

Human Resources and Compensation	✓	✓			✓		Chair

Nominating, Governance and Sustainability		✓	✓		Chair	✓		✓

Other Public Company Boards	0	1	1	0	1	0	0	2

EXPERIENCE AND QUALIFICATIONS

Financial/Accounting	✓	✓	✓	✓	✓	✓	✓	✓

Global Business	✓	✓	✓	✓	✓	✓	✓	✓

R&D/Innovation/Tech	✓	✓	✓	✓	✓	✓	✓	✓

Manufacturing/Operations	✓	✓	✓	✓	✓	✓	✓

Governance/Sustainability	✓	✓		✓	✓			✓

Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓

HR/Compensation	✓	✓	✓	✓	✓		✓	✓

Risk Management				✓		✓	✓	✓

IT/Cybersecurity	✓		✓			✓		✓

L&P Industry Experience	✓	✓	✓	✓		✓

Tenure – We nominate directors for election based upon merit, experience, and background relevant to the Board’s current and anticipated needs, as well as the Company’s businesses. We aim to achieve balance between directors whose years of service has given them historical insight into the Company and its operations, and those who provide a new, fresh perspective to the boardroom. In recent years, we have prioritized Board refreshment, which is reflected by the addition of four of our seven independent director nominees since 2018. The Board believes that its current composition reflects the right mix of experience and new voices to function effectively.

Diversity – Our Nominating, Governance and Sustainability Committee (NGS Committee) recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds. A diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, enhances the decision-making processes. In addition, five of our seven independent director nominees are diverse, with three women and three nominees who self-identify as racial or ethnic minorities.

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Executive Compensation

We seek to align our executives’ and shareholders’ interests through pay-for-performance. In 2024, 88% of the target pay of our CEO, Mr. Glassman, was allocated to variable compensation and 72% was allocated to equity-based awards.

Our compensation structure strives to strike an appropriate balance between short-term and long-term compensation that reflects the short- and longer-term interests of the business. We believe this structure helps us attract, retain and motivate high-performing executives who will achieve outstanding results for our shareholders.

Key Components of Our Executive Officers’ 2024 Compensation Program

Base Salary: Our executives’ salaries reflect their responsibilities, performance and experience while taking into account market data, peer benchmarking and internal equity.

Annual Incentive: Short-term cash incentive with payouts ranging from 0% to 200% based on adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) and cash flow targets based on the Company’s earnings guidance for the year.

Long-Term Incentive – 60% allocated to PSUs: Three-year Performance Stock Units (PSUs) with payouts ranging from 0% to 200%, with 50% based on total EBITDA and 50% based on return on invested capital (ROIC), subject to a payout multiplier of 0.75 to 1.25 based upon relative total shareholder return (TSR) measured against the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P MidCap 400.

Long-Term Incentive – 40% allocated to RSUs: The Restricted Stock Units (RSUs) vest in 1/3 increments on the first, second and third anniversaries of the grant date, further tying our executives’ pay to the Company’s performance.

CEO Transition and 2024 Compensation

On May 20, 2024, Mitch Dolloff resigned as the Company’s Chief Executive Officer, after serving as Leggett’s Chief Executive Officer since 2022. At the same time, our Board Chairman, Karl Glassman, became the Company’s Chief Executive Officer, after previously serving as Leggett’s Executive Chairman of the Board from 2022 until his retirement in May 2023, as the Company’s Chief Executive Officer from 2016 to 2021, and in various other capacities since 1982.

In connection with Mr. Glassman’s appointment as CEO, the Human Resources and Compensation Committee (HRC Committee) of the Board and the independent directors of the Board set his 2024 base salary at $1,275,000, his target annual incentive percentage at 135% of base salary (with such award to be prorated from the date of

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his appointment), and his long-term incentive percentage at 570% (allocated between PSUs and RSUs as described above). At these target levels, 88% of Mr. Glassman’s 2024 pay package is variable and 72% is equity-based.

Key Features of Our Executive Officer Compensation Program

What We Do	What We Don’t Do

✓  Pay for Performance – A significant majority of our Named Executive Officers’ (NEOs) compensation is at-risk variable compensation.

✓  Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.

✓  Incentive Award Caps – All of our variable compensation plans have maximum payout limits.

✓  Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the HRC Committee engages an independent consultant.

✓  Stock Ownership Requirements – All NEOs are subject to robust stock ownership requirements.

✓  Confidentiality & Non-Competition – All NEOs are subject to contractual confidentiality and non-compete obligations.

✓  Clawbacks – Mandatory recoupment of excess compensation following a financial restatement and the ability to cancel awards and recoup compensation due to fraud, dishonesty, or violations of Company policies or laws.

✓  Minimum Vesting Period – Awards under our Flexible Stock Plan are subject to a mandatory one-year minimum vesting period (subject to a 5% carve-out for vesting in certain circumstances).

✓  Annual Say-on-Pay Vote – Our Board has adopted a policy to hold an advisory vote to approve the Company’s executive compensation on an annual basis.

×  No Single-Trigger Change in Control – Our CIC-related cash severance and equity awards have a double trigger (unless the acquirer requires outstanding awards be terminated).

×  No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.

×  No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ combined compensation.

×  No Employment Agreements – All of our NEOs are or were employed at-will.

×  No Repricing of Options or Cash Buyouts

×  No Liberal Share Recycling

×  No Dividends Paid on Equity Awards Prior to Vesting

×  No Tax Gross-Ups

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Board Oversight of Sustainability and Related Matters

Leggett’s Board of Directors and its Committees regularly review the oversight structure for certain sustainability matters. The NGS Committee’s charter responsibilities include oversight of the Company’s corporate responsibility and sustainability policies and programs, including environmental and climate change, social and governance matters, reviewing the Company’s sustainability report and any sustainability targets, and annually reviewing the Company’s political and charitable contributions. The HRC Committee’s charter responsibilities include, among other items, overseeing the Company’s human resources policies and programs, executive succession planning, and senior management leadership development.

Although the Board has delegated direct oversight of certain sustainability matters to its committees, the Board has retained primary oversight responsibility of the Company’s cybersecurity programs.

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Corporate Governance and Board Matters

Leggett & Platt has a long-standing commitment to sound corporate governance principles and practices. The Board of Directors has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, and Chief Accounting Officer. These documents can be found at www.leggett.com/governance. Information on our website does not constitute part of this proxy statement.

Director Independence and Board Service

The Board reviews director independence annually and during the year upon learning of any change in circumstances that may affect a director’s independence. The Company has adopted director independence standards (the “Independence Standards”) that satisfy the NYSE listing requirements and can be found at www.leggett.com/governance. A director who meets all the Independence Standards will be presumed to be independent.

While the Independence Standards help the Board to determine director independence, they are not the only criteria. The Board also reviews the relevant facts and circumstances of any material relationships between the Company and its directors during the independence assessment. Based on its review, the Board has determined that all director nominees and directors who served during any part of 2024 are, or were during their service, independent, with the exceptions of Mitch Dolloff, our former President and CEO, and Karl Glassman, our President and CEO. The director biographies accompanying Proposal One: Election of Directors identify our independent directors on the ballot.

The independent directors meet the additional independence standards for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. In addition, Audit Committee members Mark Blinn, Srikanth Padmanabhan, Jai Shah, and Phoebe Wood meet the SEC’s definition of an “audit committee financial expert.” No Audit Committee member serves on the audit committee of more than three public companies.

The independent directors satisfy the enhanced independence standards required by the NYSE listing standards and SEC rules for service on the HRC Committee.

As provided in our Corporate Governance Guidelines, non-employee directors can sit on no more than four public company boards (including our own) and our executive officers can sit on no more than one other public company board without Board approval. The NGS Committee conducts an annual review of director commitment levels and affirmed that all the nominees for the 2025 Annual Meeting were compliant.

Board Leadership Structure

Our Corporate Governance Guidelines allow the roles of Chairman of the Board and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time.

Mr. Glassman has served as the Board Chairman since 2020, and Mr. Brunner has served as independent Lead Director since 2023. With the Board having appointed Mr. Glassman as Chief Executive Officer effective May 20, 2024, the Board believes this leadership structure best serves the Board, the Company and our shareholders.

The Lead Director’s responsibilities include:

•	Serving as the liaison between the independent directors and the Chairman.

•	Acting as the principal representative of the independent directors in communicating with shareholders.

•	Working with the Chairman to set the schedule and agenda for Board meetings, and overseeing delivery of materials to the directors.

•	Calling special executive sessions of the independent directors upon notice to the full Board.

•	Presiding over meetings of the independent directors and over Board meetings in the Chairman’s absence.

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Corporate Governance and Board Matters

Our independent directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent, non-management directors, and such executive sessions were held at each quarterly Board meeting in 2024.

Communication with the Board

Shareholders and all other interested parties who wish to contact our Board of Directors may email our Lead Director, Mr. Brunner, at leaddirector@leggett.com. They can also write to Leggett & Platt Lead Director, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically provides the Lead Director all communications except items unrelated to Board functions. The Lead Director may forward communications to the full Board or to any of the other independent directors for further consideration.

Board and Committee Composition and Meetings

Leggett’s Board of Directors held seven meetings in 2024, and its committees met the number of times listed below. All directors attended at least 75% of the Board meetings and their respective committee meetings. Directors are expected to attend the Company’s Annual Meeting, and all of them attended the virtual 2024 Annual Meeting.

The Board has a standing Audit Committee, HRC Committee, and NGS Committee. These committees consist entirely of independent directors, and each operates under a written charter adopted by the Board. The Audit, HRC, and NGS Committee charters are posted on our website at www.leggett.com/governance.

Audit Committee Phoebe A. Wood (Chair) Angela Barbee Mark A. Blinn Mary Campbell Srikanth Padmanabhan Jai Shah Meetings in 2024: 4

The Audit Committee assists the Board in the oversight of:

• Independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention and performance.

• Internal control over financial reporting.

• Guidelines and policies to govern risk assessment and management.

• Performance of the Company’s internal audit function.

• Integrity of the financial statements and external financial reporting.

• Legal and regulatory compliance.

• Complaints and investigations of any questionable accounting, internal control or auditing matters.

Human Resources and Compensation Committee Jai Shah (Chair) Angela Barbee Mark A. Blinn Robert E. Brunner Manuel A. Fernandez Joseph W. McClanathan Meetings in 2024: 5

The HRC Committee assists the Board in the oversight and administration of:

• The Company’s human resources policies and programs.

• CEO, executive officer, and director compensation.

• Incentive compensation and equity-based plans.

• Executive succession planning.

• Senior management leadership development.

• Employment agreements, change-in-control agreements, and severance benefit agreements with the CEO and executive officers, as applicable.

• Related person transactions of a compensatory nature.

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Corporate Governance and Board Matters

Nominating, Governance and Sustainability Committee Joseph W. McClanathan (Chair) Robert E. Brunner Mary Campbell Manuel A. Fernandez Srikanth Padmanabhan Phoebe A. Wood Meetings in 2024: 5

The NGS Committee assists the Board in the oversight of:

•  Corporate governance principles, policies and procedures.

•  Identifying qualified candidates for Board membership and recommending director nominees.

•  Recommending committee members and Board leadership positions.

•  The Company’s policies and programs relating to corporate responsibility and sustainability matters.

•  The Company’s political and charitable contributions.

•  Director independence and related person transactions.

Board and Committee Evaluations

The Board and each of its Committees conduct an annual self-evaluation of their practices and charter responsibilities. In addition, the Board periodically retains an outside consultant to assist in the evaluations and solicit survey responses from individual directors on Board and Committee effectiveness, and conduct reviews of the qualifications and contributions of its members.

Board’s Oversight of Risk Management

The Company’s CEO and other senior managers are responsible for assessing and managing various risk exposures on a day-to-day basis. Our Enterprise Risk Management Committee (the “ERM Committee”), comprised of a broad group of executives and chaired by our CFO, adopted guidelines by which the Company identifies, assesses, monitors and reports financial and non-financial risks material to the Company.

The ERM Committee meets at least quarterly. Identified risks, including emerging risks, are assigned to a team of subject matter experts who meet regularly throughout the year and provide an updated assessment report to the ERM Committee twice each year (or as circumstances require) for their respective risk areas. On a semi-annual basis, these reports are compiled into a risk summary report which is further reviewed and discussed with the ERM Committee to determine if any actions need to be taken. A summary is provided to senior management and the Audit Committee concerning (i) the likelihood, significance, and impact velocity of each risk, (ii) management’s actions to monitor and control risks, and (iii) identified emerging risks. The Audit Committee also performs an annual review of the guidelines and policies that govern the process by which risk assessment and management is undertaken, as well as reviews and discusses major risks on a semi-annual basis. In addition, a designated Board member receives a copy of all reports received through the Company’s ethics hotline.

Our Board has oversight of all cybersecurity threats and incidents. On a quarterly basis, and more often if warranted, the Company’s Chief Information Officer (“CIO”), or the CFO in coordination with the CIO, each after consultation with the Company’s Chief Information Security Officer (“CISO”), reports to the full Board any potentially material cybersecurity threat or incident and our activities regarding the prevention, detection, mitigation, and remediation of cybersecurity threats and incidents. Cybersecurity risk is evaluated as part of our overall ERM process by a cross-functional group of leaders, led by our CISO. Based on the ERM analysis, we adjust, if necessary, our process for the identification, assessment, and monitoring of cybersecurity threats and incidents.

The HRC Committee’s oversight of executive officer compensation, including the assessment of compensation risk for executive officers, is detailed in the Compensation Discussion & Analysis section on page 32. The Committee also assesses our compensation structure for employees generally and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors contributed to this determination:

•	We use a combination of short-term and long-term incentive rewards that are tied to varied and complementary measures of performance and have overlapping performance periods.

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Corporate Governance and Board Matters

•	We use common annual incentive plans across all business units.

•	Our annual incentive plan and our omnibus equity plan contain clawback provisions that enable the Committee to recoup incentive payments, when triggered.
•	Our employees below key management levels have a small percentage of their total pay in variable compensation.

•

We promote an employee ownership culture to better align employees with shareholders, with approximately 2,400 employees contributing their own funds to purchase Company stock under various stock purchase plans in 2024.

Consideration of Director Nominees and Diversity

The NGS Committee is responsible for identifying and evaluating the best available qualified candidates for election to the Board of Directors. The Committee’s procedure and the Company’s bylaws can be found at www.leggett.com/governance. Following its evaluation, the NGS Committee recommends to the full Board a slate of director candidates to be nominated for election by the Company’s shareholders on an annual basis.

Incumbent Directors. In the case of incumbent directors, the NGS Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance and any transactions between the director and the Company.

New Director Candidates. In the case of new director candidates, the NGS Committee first determines whether the nominee will be independent under NYSE rules, then identifies any special needs of the Board. The NGS Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm.

The NGS Committee believes director candidates should meet and demonstrate the following criteria:

•	Character and integrity.

•	A commitment to the long-term growth and profitability of the Company.

•

A willingness and ability to make a sufficient time commitment to the affairs of the Company to effectively perform the duties of a director, including regular attendance at Board and committee meetings.

•	Significant business or public experience relevant and beneficial to the Board and the Company.

Board Diversity. The NGS Committee recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds. A diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, enhances the decision-making processes. Having diverse representation and a variety of viewpoints is also important to our shareholders and other stakeholders.

As such, the NGS Committee actively seeks director candidates from a wide variety of backgrounds, without discrimination based on race, ethnicity, color, ancestry, national origin, religion, sex, sexual orientation, gender identity, age, disability, or any other status protected by law. In furtherance of this non-discrimination policy, for each search, the Committee will ensure that it obtains a broad pool of candidates, including qualified female and racial or ethnic minority candidates.

All nominations to the Board will be based upon merit, experience and background relevant to the Board’s current and anticipated needs, as well as Leggett’s businesses.

Director Recommendations from Shareholders. The NGS Committee does not intend to alter its evaluation process, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the NGS Committee’s consideration must submit a written recommendation to the Secretary of the Company at 1 Leggett Road, Carthage, MO 64836. Recommendations (other than director nominations by shareholders in accordance with the Company’s bylaws, as described below) must be sent by certified or registered mail and received by December 15th for the NGS Committee’s consideration for the following year’s Annual Meeting. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership.

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Corporate Governance and Board Matters

•	Candidate’s name, address, phone number and age.

•

A resume describing, at a minimum, the candidate’s educational background, occupation, employment history and material outside commitments (memberships on other boards and committees, charitable foundations, etc.).

•

A supporting statement which describes the shareholder’s and candidate’s reasons for nomination to the Board of Directors and documents the candidate’s ability to satisfy the director qualifications described above.

•	The candidate’s consent to a background investigation and to stand for election if nominated by the Board and to serve if elected by the shareholders.

•	Any other information that will assist the NGS Committee in evaluating the candidate in accordance with this procedure.

Director Nominations for Inclusion in Leggett’s Proxy Materials (Proxy Access). The Board has approved a proxy access bylaw, which permits a shareholder, or group of up to 20 shareholders, owning at least 3% of our outstanding shares continuously for at least three years, to nominate and include in Leggett’s proxy materials up to the greater of two nominees or 20% of the Board, provided the shareholders and nominees satisfy the requirements specified in our bylaws. Notice of proxy access nominees for the 2026 Annual Meeting must be received no earlier than January 7, 2026 and no later than February 6, 2026.

Notice of Other Director Nominees. For shareholders intending to nominate a director candidate for election at the 2026 Annual Meeting outside of the Company’s nomination process, our bylaws require that the Company receive notice of the nomination no earlier than January 7, 2026 and no later than February 6, 2026. This notice must provide the information specified in Section 2.2 of the bylaws, including the information required by Rule 14a-19 under the Securities Exchange Act of 1934.

Transactions with Related Persons

According to our Corporate Governance Guidelines, the NGS Committee reviews transactions in which a related person has a direct or indirect material interest, the Company or a subsidiary is a participant, and the amount involved exceeds $120,000. If the transaction with a related person concerns compensation, the HRC Committee conducts the review.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary of any current or proposed transaction that may be a related person transaction. The Corporate Secretary will determine if it is a related person transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee. The appropriate Committee will conduct a reasonable prior review and oversight of any related person transaction for potential conflicts of interest and will prohibit any such transaction if the Committee determines it to be inconsistent with the interests of the Company and its shareholders. If it becomes necessary to review a related person transaction between meetings, the Chair of the appropriate Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

The full policy for reviewing transactions with related persons, including categories of pre-approved transactions, is found in our Corporate Governance Guidelines available on our website at www.leggett.com/governance.

The Company employs certain relatives of its executive officers, but only one had total compensation (consisting of salary and annual incentive earned in 2024, as well as the grant date fair value of equity awards issued in 2024) in excess of the $120,000 related person transaction threshold: Ashley Hiatt, Staff VP—Business Accounting Support, the sister-in-law of Benjamin M. Burns, Executive VP and Chief Financial Officer, had total 2024 compensation of $205,154.

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Corporate Governance and Board Matters

Director Compensation

For 2024, our non-management directors received an annual retainer, consisting of a mix of cash and equity, as set forth in the table below. Prior to Mr. Glassman’s appointment as President and CEO on May 20, 2024, he received compensation for his service on the Board. Following his appointment, Mr. Glassman does not receive additional compensation for his Board service. Prior to Mr. Dolloff’s resignation as President and CEO on May 20, 2024, he received no additional compensation for his service on the Board. Information about compensation paid to Mr. Glassman, and Mr. Dolloff as former CEO, can be found in “Executive Compensation and Related Matters—Compensation Discussion and Analysis” beginning on page 32.

Cash Compensation

Director Retainer	$100,000
Audit Committee Retainer
Chair	25,000
Member	10,000
HRC Committee Retainer
Chair	20,000
Member	8,000
NGS Committee Retainer
Chair	15,000
Member	7,000
Equity Compensation – Restricted Stock or RSUs

Director Retainer	160,000
Lead Director Additional Retainer	30,000

Board Chairman Additional Retainer	150,000

The HRC Committee reviews director compensation annually and recommends any changes to the full Board for consideration at its November meeting and at other meetings as appropriate. The Committee considers national survey data and trends, as well as peer company benchmarking data (see discussion of the executive compensation peer group at page 44) but does not target director compensation to any specific percentage of the median. The directors’ annual cash and equity retainers were not increased in 2024.

Directors may elect to receive the equity retainer in restricted stock or RSUs. Electing RSUs enables directors to defer receipt of the shares for two to ten years while accruing dividend equivalent shares at a 20% discount to market price over the deferral period. Both restricted stock and RSUs vest on the day prior to the next year’s Annual Meeting.

Directors may elect to defer their cash retainer into Leggett stock units at a 20% discount, stock options

(ending in 2024), or an interest-bearing cash deferral under the Company’s Deferred Compensation Program, described on page 41.

As of March 5, 2025, our non-management directors currently comply with the stock ownership guidelines requiring them to hold Leggett stock with a value of five times their annual cash retainer within five years of joining the Board other than Messrs. Blinn, Padmanabhan and Shah and Ms. Campbell, whose calculated ownership values were below the designated level due to a decline in our stock price. However, each of the foregoing directors remain in compliance with the guidelines’ requirement to retain Company shares and any net shares acquired upon the exercise of stock options or vesting of restricted stock and stock units unless or until the ownership threshold is met.

The Company pays for all travel expenses the directors incur to attend Board meetings, and reasonable costs related to director education.

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Corporate Governance and Board Matters

Director Compensation in 2024

Our directors received the following compensation in 2024.

Director	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Angela Barbee	$ 118,000	$ 160,000	$2,391	$ 9,564	$289,955
Mark A. Blinn	118,000	160,000		8,700	286,700
Robert E. Brunner	115,000	190,000	15,549	62,198	382,747
Mary Campbell	117,000	160,000	5,562	26,666	309,228
Manuel A. Fernandez	115,000	160,000	4,454	17,816	297,270
Karl G. Glassman	50,000	310,000		16,857	376,857
Joseph W. McClanathan	123,000	160,000	5,815	58,294	347,109
Srikanth Padmanabhan	117,000	160,000		8,700	285,700
Jai Shah	130,000	160,000	15,264	31,545	336,809
Phoebe A. Wood	132,000	160,000	4,160	16,641	312,801

(1)

These amounts include cash compensation deferred under our Deferred Compensation Program, described at page 41. Mr. McClanathan deferred $123,000 into stock units. Mr. Fernandez deferred $115,000 to acquire stock options. Mr. Shah deferred $130,000 into an interest-bearing cash deferral.

(2)	The amount shown for Mr. Glassman reflects the quarterly cash payments for a partial year of service as a non-management director prior to his appointment as CEO on May 20, 2024.

(3)

These amounts reflect the grant date fair value of the annual restricted stock or RSU awards, which was $160,000 for each director, plus an additional $150,000 retainer for Mr. Glassman’s service as Board Chairman and $30,000 retainer for Mr. Brunner’s service as Lead Director. The grant date value of these awards is determined by the stock price on the day of the award.

(4)	These amounts include the 20% discount on stock unit dividends acquired under our Deferred Compensation Program and RSUs.

(5)

Items in excess of $10,000 that are reported in this column consist of (i) dividends paid on the annual restricted stock or dividend equivalents on annual RSU awards, and dividend equivalents paid on stock units acquired under our Deferred Compensation Program: Brunner—$62,198, Campbell—$26,666, Fernandez—$17,816, Glassman—$16,857, McClanathan—$27,544, Shah—$30,895, and Wood—$16,641; and (ii) the 20% discount on stock units and above-market interest paid on contributions under our Deferred Compensation Program: McClanathan—$30,750.

All directors held unvested stock or stock units as of December 31, 2024 as set forth below. The restricted stock and RSUs will vest on May 6, 2025.

Director	Restricted Stock	Restricted Stock Units
Angela Barbee		8,225
Mark A. Blinn	7,887
Robert E. Brunner		9,768
Mary Campbell	7,887
Manuel A. Fernandez		8,225
Karl G. Glassman	15,281
Joseph W. McClanathan		8,225
Srikanth Padmanabhan	7,887
Jai Shah		8,225
Phoebe A. Wood		8,225

12

Corporate Governance and Board Matters

In addition to Mr. Glassman’s restricted stock reported above in connection with his service as a non-management director, he also held 332,431 unvested PSUs and 246,839 unvested RSUs on December 31, 2024 from awards received as an executive officer of the Company.

Four directors held outstanding stock options as of December 31, 2024 which were granted in lieu of prior years’ cash compensation under our Deferred Compensation Program: Ms. Campbell—4,274 options, Mr. Fernandez—21,822 options, Mr. Glassman—95,968 options, and Mr. Shah—25,886 options. Mr. Glassman also held 80,449 options from a 2016 award as part of his compensation as the Company’s then-CEO.

13

Proposals to be Voted on at the Annual Meeting

PROPOSAL ONE: Election of Directors

At the 2025 Annual Meeting, eight directors are nominated to hold office until the 2026 Annual Meeting of Shareholders, or until their successors are elected and qualified. All nominees have been previously elected by our shareholders. On February 25, 2025, Mark A. Blinn and Manuel A. Fernandez notified the Company that they each will retire from the Board, effective immediately prior to the beginning of the Annual Meeting and, as such, neither has been nominated for re-election. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), proxies will be voted for a substitute nominee, if any, designated by the Board.

In recommending the slate of director nominees, our Board has chosen individuals of character and integrity, with a commitment to the long-term growth and profitability of the Company. We believe each of the nominees brings significant business or public experience relevant and beneficial to the Board and the Company, as well as a work ethic and disposition that foster the collegiality necessary for the Board and its committees to function efficiently and best represent the interests of our shareholders.

Additional information concerning the directors is found in the Proxy Summary at page 1.

Angela Barbee
Independent Director Director Since: 2022 Age: 59 Committees: Audit HRC

Professional Experience:

Ms. Barbee was Senior Vice President—Technology and Global R&D of Weber Inc., a manufacturer of charcoal, gas, pellet, and electric outdoor grills and accessories, from 2021 to 2022. She previously served as Vice President—Advance Development, Global Kitchen & Bath Group of Kohler Company, a global leader in the design, innovation and manufacture of kitchen and bath products, engines and power systems, and luxury cabinetry and tile, from 2020 to 2021, and as Vice President—New Product Development and Engineering, Global Faucets from 2018 to 2020. Ms. Barbee served as Director—Global Creative Design Operations of General Motors, a global company that designs, builds, and sells trucks, crossovers, cars, and automobile parts and accessories, from 2013 to 2017, and in various other capacities since 1994.

Education:

Ms. Barbee holds a bachelor’s degree in mechanical engineering from Wayne State University, a master’s degree in mechanical engineering from Purdue University, and has completed the Executive Education Program in the Ross Business School at the University of Michigan.

Director Qualifications:

Through her positions at Weber, Kohler and General Motors, Ms. Barbee has a wide- ranging knowledge of manufacturing, engineering and innovation, management, and operations in the consumer products and automotive industries. She also has extensive international experience in leading engineering, development and innovation efforts.

14

Election of Directors

Robert E. Brunner
Lead Independent Director Director Since: 2009 Age: 67 Committees: HRC NGS

Professional Experience:

Mr. Brunner was the Executive Vice President of Illinois Tool Works (ITW), a Fortune 250 global, multi-industrial manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003.

Education:

Mr. Brunner holds a degree in finance from the University of Illinois and an MBA from Baldwin-Wallace University.

Public Company Boards:

Mr. Brunner currently serves as the independent Board Chair of Lindsay Corporation, a global manufacturer of irrigation equipment and road safety products, and previously served as a director of NN, Inc., a diversified industrial company that designs and manufactures high-precision components and assemblies on a global basis.

Director Qualifications:

Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on the automotive strategy, business development, mergers and acquisitions, operations, and international issues.

Mary Campbell
Independent Director Director Since: 2019 Age: 57 Committees: Audit NGS

Professional Experience:

Ms. Campbell served as President, vCommerce Ventures of Qurate Retail, Inc., from 2022 until her retirement at the end of 2023. Qurate Retail is comprised of a select group of retail brands including QVC, HSN, Ballard Designs, Frontgate, Garnet Hill, and Grandin Road and is a leader in video commerce, and a leader in mobile and social commerce. During her more than 20 years with the company, Ms. Campbell held various leadership positions across the Merchandising, Planning and Commerce Platforms functions. Most recently, and prior to her most recent position, she served as Chief Merchandising Officer of Qurate Retail Group and Chief Commerce Officer of QVC from 2018 to 2022, as Chief Merchandising and Interactive Officer in 2018, as Chief Interactive Experience Officer from 2017 to 2018, and as Executive Vice President, Commerce Platforms for QVC from 2014 to 2017.

Education:

Ms. Campbell holds a bachelor’s degree in psychology from Central Connecticut State University.

Public Company Boards:

Ms. Campbell currently serves as a director of Kontoor Brands, Inc., a global lifestyle apparel company.

Director Qualifications:

Through her positions at Qurate Retail Group and QVC, Ms. Campbell has extensive knowledge in consumer driven product innovation, marketing and brand building, and traditional and new media platforms, as well as leading teams for long term growth and evolution.

15

Election of Directors

Karl G. Glassman
Board Chairman Director Since: 2002 Chairman Since: 2020 Age: 66 Committees: None

Professional Experience:

Mr. Glassman has served as the Company’s President and Chief Executive Officer since May 2024, and served as segment manager of Specialized Products on a temporary basis until February 2025. Mr. Glassman previously served as the Company’s Executive Chairman of the Board from 2022 until his retirement in May 2023 and was first appointed Chairman of the Board in 2020. Mr. Glassman also served as the Company’s Chief Executive Officer from 2016 to 2021, as President from 2013 to 2019, Chief Operating Officer from 2006 to 2015, Executive Vice President from 2002 to 2013, President of the former Residential Furnishings segment from 1999 to 2006, Senior Vice President from 1999 to 2002, and in various capacities since 1982.

Education:

Mr. Glassman holds a degree in business management and finance from California State University—Long Beach.

Director Qualifications:

As the Company’s President and CEO with decades of experience in Leggett’s senior management team, Mr. Glassman offers exceptional knowledge of the Company’s operations, strategy, and governance, as well as its customers and end markets. Mr. Glassman also served on the Board of Directors of the National Association of Manufacturers through the end of 2022.

Joseph W. McClanathan
Independent Director Director Since: 2005 Age: 72 Committees: HRC NGS, Chair

Professional Experience:

Mr. McClanathan served as President and Chief Executive Officer of the Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, from 2007 through his retirement in 2012. Previously, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President—North America from 2002 to 2004, and as Vice President—North America from 2000 to 2002.

Education:

Mr. McClanathan holds a degree in management from Arizona State University.

Public Company Boards:

Mr. McClanathan currently serves as a director of Brunswick Corporation, a market leader in the marine industry.

Director Qualifications:

Through his leadership experience at Energizer and as a former director of the Retail Industry Leaders Association, Mr. McClanathan offers an exceptional perspective to the Board on manufacturing operations, marketing and development of international capabilities.

16

Election of Directors

Srikanth Padmanabhan
Independent Director Director Since: 2018 Age: 60 Committees: Audit NGS

Professional Experience:

Mr. Padmanabhan was appointed Executive Vice President and President, Operations Cummins Inc., a global manufacturer of engines and power solutions, in 2024. Cummins announced that Mr. Padmanabhan would retire from this role effective April 4, 2025. He previously served as President of its Engine Business segment from 2016 to 2023, as Vice President—Engine Business from 2014 to 2016, Vice President and General Manager of Emission Solutions from 2008 to 2014, and in various other capacities since 1991.

Education:

Mr. Padmanabhan holds a bachelor’s degree in mechanical engineering from the National Institute of Technology in Trichy, India, a Ph.D. in mechanical engineering from Iowa State University, and has completed the Advanced Management Program at Harvard Business School.

Director Qualifications:

With over 30 years at Cummins in a variety of leadership roles, Mr. Padmanabhan offers considerable knowledge of the automotive industry and the industrial sector. He brings extensive experience in managing operations, technology and innovation across a multi-billion-dollar global business. He has lived and worked in India, the United States, Mexico, and the United Kingdom.

Jai Shah
Independent Director Director Since: 2019 Age: 58 Committees: Audit HRC, Chair

Professional Experience:

Mr. Shah serves as a Group President of Masco Corporation, a Fortune 500 global leader in the design, manufacture and distribution of branded home improvement and building products. In this position since 2018, Mr. Shah currently has responsibility for operating companies with leading brands in global decorative and rough plumbing in North America and previously headed Masco’s platform of decorative architectural and wellness businesses. Mr. Shah is also responsible for Masco’s Corporate Strategic Planning activities. He previously served as President of Delta Faucet Company, a Masco business unit, from 2014 to 2018, as Vice President and Chief Human Resources Officer for Masco from 2012 to 2014, and in various capacities since 2003. Prior to Masco, Mr. Shah held a number of senior management positions at Diversey Corporation and served as Senior Auditor for KPMG Peat Marwick Chartered Accountants.

Education:

Mr. Shah is a Certified Public Accountant and Chartered Professional Accountant (Canada) and holds an MBA from the University of Michigan, as well as bachelor’s and master’s degrees in accounting from the University of Waterloo in Ontario, Canada.

Director Qualifications:

Mr. Shah’s range of experience at Masco in a variety of operational, financial and corporate roles offers the Board a broad perspective on relevant issues facing global corporations, including growth strategy development and implementation, talent management, and adapting to e-business and market innovations.

17

Election of Directors

Phoebe A. Wood
Independent Director Director Since: 2005 Age: 71 Committees: Audit, Chair NGS

Professional Experience:

Ms. Wood has been a principal in CompaniesWood, a consulting firm specializing in early stage investments, since her 2008 retirement as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, where she had served since 2001. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000. Ms. Wood has also served as Chief Executive Officer of KirtleyWood LLC, a board advisory firm, since January 2025.

Education:

Ms. Wood holds a degree in psychology from Smith College and an MBA from UCLA.

Public Company Boards:

Ms. Wood is a director of Invesco, Ltd., an independent global investment manager, and PPL Corporation, a utility and energy services company. Ms. Wood previously served as a director of Pioneer Natural Resources, an independent oil and gas company, from 2013 to 2024.

Director Qualifications:

From her career in business and various directorships, Ms. Wood provides the Board with a wealth of understanding of the strategic, financial and accounting issues the Board addresses in its oversight role.

The Board recommends that you vote FOR the election of each of the director nominees.

18

Audit Related Matters

PROPOSAL TWO: Ratification of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm and has selected PricewaterhouseCoopers LLP (“PwC”) for the fiscal year ending December 31, 2025. PwC has been our independent registered public accounting firm continuously since 1991.

The Audit Committee regularly evaluates activities to assure continuing auditor independence, including whether there should be a regular rotation of the independent registered public accounting firm. As with all matters, the members of the Audit Committee and the Board perform assessments in the best interests of the Company and our investors and believe that the continued retention of PwC meets this standard.

Although shareholder ratification of the Audit Committee’s selection of PwC is not required by the Company’s bylaws or otherwise, the Board is requesting ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be available at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR the ratification of PwC as the independent registered public accounting firm.

Audit and Non-Audit Fees

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm, directly involved in the selection of the lead engagement partner, and responsible for the audit fee negotiations associated with retaining PwC. The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2024 and 2023 are shown below.

Type of Service	2024	2023

Audit Fees(1)	$3,095,800	$2,504,123

Audit-Related Fees(2)	176,689	515,340

Tax Fees(3)	459,598	201,742

All Other Fees(4)	5,246	9,160

Total	$3,737,333	$3,230,365

(1)

Includes rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; comfort and debt covenant letters; and services in connection with regulatory filings.

(2)	Includes audits of employee benefit plans and other attest services and system pre-implementation reviews.

(3)

Includes preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures.

(4)	Includes use of an international tax reporting software and subscription fees to access accounting and financial reporting content.

19

Audit Related Matters

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2024 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2024 for which the pre-approval requirement was waived.

The procedure provides standing pre-approval for:

Audit Services: quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; services related to SEC registration statements (including comfort and debt covenant letters); consents and assistance in responding to SEC comment letters; consultations as to accounting or disclosure treatment of transactions or events; and services in connection with regulatory filings.

Audit-Related Services: consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; financial statement audits of employee benefit plans; due diligence and audits related to acquisitions, dispositions and joint ventures; and other attest services.

Tax Services: preparation and review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation and review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws; tax planning strategies and implementation; and tax due diligence related to acquisitions, dispositions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The procedure requires the Audit Committee to specifically pre-approve the terms of the annual audit services engagement letter with the Company’s auditor, including all audit procedures required to render an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee must specifically approve, if necessary, any changes in terms of the annual audit engagement resulting from changes in audit scope, Company structure or other matters. The Audit Committee must also specifically approve in advance all other permissible Non-Audit Services to be performed by the Company’s auditors. The procedure prohibits certain non-audit services from being provided by the independent auditor under SEC rules.

Management provides quarterly reports to the Audit Committee regarding the nature and scope of any non-audit services performed and any fees paid to the auditors for all services. The Audit Committee has determined that the provision of the approved Non-Audit Services by PwC in 2024 is compatible with maintaining PwC’s independence.

Audit Committee Report

The current Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee is responsible for monitoring, overseeing, and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

20

Audit Related Matters

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States and on the opinion of PwC included in their report on the Company’s financial statements.

Based on review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2024 Annual Report on Form 10-K.

Phoebe A. Wood (Chair)	Mark A. Blinn	Srikanth Padmanabhan
Angela Barbee	Mary Campbell	Jai Shah

21

Say-on-Pay

PROPOSAL THREE: Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, Leggett’s shareholders have the opportunity to vote on an advisory resolution, commonly known as “Say-on-Pay,” to approve the compensation of Leggett’s Named Executive Officers (NEOs), as described in the Executive Compensation and Related Matters section beginning on page 32.

Since Say-on-Pay was implemented in 2011, our shareholders have supported the compensation of our NEOs with over 90% or more of the vote (with 94% support in 2024). Our Board has adopted a policy providing for an annual Say-on-Pay vote.

Our HRC Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package uses a mix of cash and equity-based awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation paid to the Company’s NEOs as described in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

Because your vote is advisory, it will not be binding upon the Board; however, the HRC Committee and the Board have considered and will continue to consider the outcome of the vote when making decisions for future executive compensation arrangements.

The Board recommends that you vote FOR the Company’s Named Executive Officer compensation package.

PROPOSAL FOUR: Approval of the Amendment and Restatement of the Flexible Stock Plan

We are asking shareholders to approve the amended and restated Flexible Stock Plan (the “Plan”), last approved by our shareholders in 2024 (the “2024 Plan”). The Plan provides for the award of stock-based benefits to attract and retain valuable employees, directors and other key individuals, align the interests of participants with shareholders, and reward outstanding performance. At its meeting on February 25, 2025, the Board of Directors recommended our shareholders approve the amended and restated Plan set forth in full in the Appendix (the “2025 Restatement”). If approved by the Company’s shareholders, the 2025 Restatement will become effective as of May 7, 2025 (the “Effective Date”) and will continue in effect until the tenth anniversary of the Effective Date.

Under the 2024 Plan, each share granted under any type of award (including full value awards, options, and stock appreciation rights) count as one share against the shares available under the Plan. The Company has largely discontinued granting options (although previously granted options remain outstanding primarily under the Deferred Compensation Program).

As of March 7, 2025, there were approximately 3.9 million shares potentially issuable from prior awards under the 2024 Plan (3.5 million full value awards and 0.4 million options), while approximately 1.5 million shares remained available under the 2024 Plan for future grants. If shareholders approve the 2025 Restatement, the shares available will be increased by 5.0 million shares for a total of approximately 6.5 million shares available for future grants under the Plan (excluding forfeitures of existing awards that again become available for issuance under the Plan).

22

Flexible Stock Plan

In addition to increasing the number of shares available under the Plan, the 2025 Restatement also (i) extends the term of the Plan by one year, (ii) allows for the crediting of dividends or dividend equivalents on unvested awards, but prohibits the payment of such dividends (or additional awards resulting from dividend equivalents) until such time the underlying awards become vested, (iii) clarifies that the HRC Committee has the right to “clawback” or require a participant to forfeit and repay cash and equity time-based and performance awards under certain circumstances, and (iv) clarifies that the HRC Committee is prohibited from engaging in a cash buyout of an underwater option or stock appreciation right (SAR) without shareholder approval. Shareholder approval of the 2025 Restatement will constitute approval of the material terms of the Plan. If our shareholders fail to approve the 2025 Restatement, the 2024 Plan will continue as currently in effect.

While we have tax-qualified stock purchase plans for employees generally, the Flexible Stock Plan is our only vehicle for granting non-qualified equity benefits. The Plan’s flexible design permits equity-based awards to be tailored to the needs of the Company and to comply with changing business, tax and regulatory environments.

Key Features of the Plan

Double-Trigger Vesting of Awards upon a Change in Control. The Plan does not permit awards to vest solely upon the occurrence of a change in control (unless the acquirer requires that outstanding awards be terminated as a result of the change in control), but awards vest in connection with certain terminations of employment following a change in control.

Minimum Vesting. For Awards issued after May 8, 2024, the Plan requires a mandatory minimum vesting period of at least one year for at least 95% of the shares, except in the case of disability, death or in certain circumstances following a change in control.

Clawback. The Committee is authorized to cancel cash and equity time-based and performance awards and require repayment to the Company under the circumstances described below at page 29.

No Repricing. The Plan prohibits the cancellation of an outstanding, underwater option or SAR for the purpose of reissuing to the participant at a lower exercise price or granting a replacement award of a different type. Unless following a change in our capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

No Cash Buyouts. The Plan prohibits the cash buyout of an underwater option or SAR.

No Discounted Options or SARs. Options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Plan can be automatically increased.

No Tax Gross-ups. The Plan does not provide for any tax gross-ups.

No Dividend or Dividend Equivalents on Unvested Awards. The Plan allows for dividend and dividend equivalents, based on dividends declared on Common Stock, to be credited as of the applicable dividend payment date, during the period between the date of grant and the date the award vests, but prohibits the payment of dividend or dividend equivalents unless the underlying award becomes vested.

Ten Year Term. The Plan will terminate on May 7, 2035, the tenth anniversary of the date of shareholder approval, provided that if our shareholders fail to approve the 2025 Restatement, the 2024 Plan will continue as currently in effect, including that the Plan will terminate on May 8, 2034.

23

Flexible Stock Plan

Independent Administration. The HRC Committee, an independent committee of the Board of Directors, currently administers the Plan.

How We Use Stock Compensation

We have encouraged and promoted employee stock ownership at all levels of the Company for many years. In 2024, approximately 2,400 employees contributed their own funds to purchase Company stock under various stock purchase plans. The HRC Committee has weighted our executives’ compensation toward Leggett equity granted and administered through the Plan.

Performance Stock Units. Leggett’s long-term focus emphasizes sustained, profitable growth and shareholder alignment. We grant PSUs as a primary component of our senior executives’ compensation to drive and reward those results, with 60% of the long-term incentive granted as PSUs. The PSUs granted in 2024 and 2025 support our operational goals by allocating 50% of the payout to total adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) generated over the three-year performance period and 50% of the payout to return on invested capital (ROIC). These results are subject to a payout multiplier of 0.75 to 1.25 based on our relative total shareholder return (TSR). Fifty percent of the PSUs are settled in shares of common stock, while fifty percent are settled in cash, although the Company reserves the right, except for distributions to persons subject to Section 16 of the Securities and Exchange Act of 1934, to settle all PSUs in cash. The PSUs, including the calculation of adjusted EBITDA, ROIC and relative TSR, are described on page 39.

Restricted Stock Units. The remaining 40% of our senior executives’ long-term incentive is granted as RSUs, along with RSU grants to a broad base of managers and key employees. These RSUs vest in one-third increments at 12, 24 and 36 months after the grant date. RSUs are also awarded intermittently to select new hires and existing employees for retention, motivation or recognition.

Deferred Compensation. Leggett had 96 managers and directors eligible for the Deferred Compensation Program in 2024, and they collectively deferred approximately $3.0 million of their cash compensation into stock units and stock options. Stock units and reinvested dividend equivalent accruals are acquired at a 20% discount to the market price of Company stock. Prior to 2025, participants could also choose at-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the grant date. Effective in 2025, stock options were eliminated as an investment alternative in the Deferred Compensation Program. However, previously granted stock options remain outstanding.

Retirement. We also use shares from the Plan for our executives’ primary retirement plan, the Executive Stock Unit Program (the “ESU Program”). Executives contribute up to 10% of their cash compensation above a certain threshold into diversified investments in their accounts, which are held until they retire or terminate employment. The Company matches 50% of the executives’ contributions with stock units acquired at a 15% discount to the market price of Company stock and provides an additional match of up to 50% if the Company meets certain performance targets.

Directors. Our non-employee directors receive a portion of their annual compensation in restricted stock, or RSUs consisting of an award with a grant date value of $160,000, and an additional value of $30,000 for the Lead Director. Prior to Mr. Glassman’s appointment as CEO, his award included an additional value of $150,000 for his service as Board Chairman. The restricted stock or RSUs vest the day before the following year’s annual shareholder meeting. Electing RSUs enables directors to defer receipt of the shares for two to ten years while accruing dividend equivalent shares at a 20% discount to market price over the deferral period. Directors may also participate in the Deferred Compensation Program described above by deferring some or all of their cash retainers for board and committee service.

24

Flexible Stock Plan

Stock Options. Non-qualified stock options (“NQSOs”) are occasionally granted to senior executives in connection with promotions or for retention purposes. These options are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date. Options vest and become exercisable in three annual installments beginning 18 months after the grant date and have a maximum 10-year term.

Company Stock Price. The closing market price for our common stock on March 7, 2025 was $8.62.

Burn Rate and Overhang

We believe we have been judicious in our use of shares previously authorized by shareholders under the Plan, and we are committed to closely monitoring share usage. Two common measures of a stock plan’s cost are known as “burn rate” and “overhang.”

Burn rate refers to the rate at which shares issued under the Plan increase the number of shares outstanding. Over the last three years, we have maintained an average burn rate of 0.81% per year. We calculate burn rate as the sum of options granted during each year plus full value awards granted or vested during each year (as detailed below), as a percentage of the weighted average common shares outstanding.

Burn Rate

Year	Options(1)	Full Value Awards(2)	Total Awards	Weighted Average Shares Outstanding	Burn Rate

2024	17,160	1,506,873	1,524,033	134,300,605	1.13%

2023	24,953	898,264	923,217	133,319,071	0.69%

2022	21,869	797,388	819,257	132,593,713	0.62%

				3-year average	0.81%

(1)	The Company no longer grants broad-based option awards on a regular basis, although options remained available under our Deferred Compensation Program through 2024.

(2)

Full value awards included stock units issued under the Deferred Compensation Program and the ESU Program during the year, restricted stock and RSU awards granted during the year, and 2,503 PSUs vested during the year. The details for the last three years’ PSU grants, vesting and forfeitures are in the chart below. The numbers reflect the stock settled PSUs at a 200% maximum payout.

Performance-Based Awards	Shares

Non-vested at 12/31/2021	484,178

Granted	263,248

Vested	0

Forfeited	220,822

Non-vested at 12/31/2022	526,604

Granted	295,514

Vested	3,196

Forfeited	260,160

Non-vested at 12/31/2023	558,762

Granted	797,278

Vested	2,503

Forfeited	260,745

Non-vested at 12/31/2024	1,092,792

25

Flexible Stock Plan

Overhang measures the degree to which our shareholders’ ownership may be diluted by stock-based compensation awarded under the Plan. Our overhang as of March 7, 2025, was determined by dividing the stock awards outstanding by the common shares outstanding.

Overhang

	398,002	Options Outstanding:

Weighted Average Exercise Price: $39.14

Weighted Average Term: 3.89

	3,546,359	Full-Value Awards Outstanding

	3,944,361	Total Awards Outstanding

Divided by	134,952,808	Common Shares Outstanding on March 7, 2025

	2.9%	Overhang as of March 7, 2025

The 3,546,359 full-value awards outstanding consist of 1,585,651 unvested, time-based awards, 1,936,460 unvested, stock-settled performance-based awards at 200% maximum payout, and 24,248 unvested awards under the ESU Program, but excludes 3,663,111 vested stock units in the ESU Program, the Deferred Compensation Program, and the Plan, and 1,936,166 unvested, cash-settled performance-based awards at 200% maximum payout. The 1,455,954 shares available for grant under the 2024 Plan as of March 7, 2025 are not included in the above calculation. Adding those shares to the total awards outstanding would increase the overhang percentage to 4.00%. Adding the new 5,000,000 shares to be available for grant under the 2025 Restatement would increase the overhang percentage to 7.71%.

We are strongly committed to a culture of employee stock ownership. Accordingly, we believe the approval of the 2025 Restatement is critical to our ability to attract, retain and reward the caliber of employees necessary to achieve superior performance.

Description of the Plan

The following description of the Plan is qualified in its entirety by the full 2025 Restatement, which is attached as an Appendix. If approved by the Company’s shareholders, the 2025 Restatement will become effective as of the Effective Date and will continue in effect until the tenth anniversary of the Effective Date.

The Plan provides for awards to eligible participants in the form of stock options, SARs, restricted stock, stock units, performance awards, other stock-based awards and other awards, which may include cash awards.

Awards may be granted to (i) employees, (ii) non-employee directors, and (iii) individuals or entities providing services to the Company or an affiliate of the Company, to attract and retain valuable employees, directors and other key individuals, align the interests of participants with shareholders, and reward outstanding performance. As of March 7, 2025, a total of approximately 280 employees, and nine non-employee directors were eligible and participating in the Plan, and there were no other individuals or entities providing services to the Company or an affiliate of the Company participating in the Plan. The number of awards that may be granted to a participant under the Plan is in the discretion of the HRC Committee and therefore cannot be determined in advance. See the Grants of Plan-Based Awards in 2024 table at page 51 for information regarding equity-based awards granted to our named executive officers. Awards settled in cash do not reduce the number of shares available for grant. If an award expires or is terminated, cancelled or forfeited, the shares covered by that award will again be available for issuance under the Plan. The following shares will not become available for reissuance under the Plan:

•	Shares tendered by participants or withheld as full or partial payment to the Company upon exercise of options granted under the Plan;

26

Flexible Stock Plan

•	Shares subject to a SAR or an option that are not issued upon net settlement or exercise of the SAR or the option;

•	Shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations on awards granted under the Plan; and

•	Shares that have been repurchased by the Company using cash proceeds received by the Company from the exercise of options granted under the Plan.

Under the 2025 Restatement, all awards (including full-value awards, options and SARs) will count as one share against the shares available under the Plan. All shares available under the Plan may be granted as any type of award. Up to one hundred percent of the shares available under the Plan may be granted as incentive stock options (“ISOs”).

Outstanding awards, as well as the number of shares reserved under the Plan and the maximum number of shares issuable to participants, will be appropriately adjusted to reflect any stock dividend, stock split, spin-off or similar change to the Company’s capital stock.

The Committee administering the Plan consists of at least two directors who are intended to qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Members of the Committee are appointed by the Board. Currently, the HRC Committee of the Board serves as the Committee administering the Plan. The HRC Committee has full authority and discretion to (i) select participants, (ii) determine the type, size, and conditions applicable to awards, (iii) determine to what extent awards may be settled in cash, shares, or other property, or may be cancelled or suspended, (iv) determine to what extent amounts payable from an award under the Plan may be deferred, either automatically or at the election of the participant, (v) interpret and administer the Plan and any agreement issued thereunder, and (vi) establish rules, appoint agents, and take any other action it deems necessary or desirable for the administration of the Plan. To the extent permitted by law, the HRC Committee may delegate all or any part of its authority under the Plan, except for grants to individuals who are subject to Section 16 of the Exchange Act.

The Board has the sole right and power to amend or terminate the Plan at any time, except that it may not amend the Plan, without approval of Company shareholders, in a manner that would cause ISOs to fail to qualify as such, increase the number of shares available under the Plan (other than in connection with a stock split or similar change to the Company’s capital stock), expand the classes of individuals eligible to receive awards, otherwise require shareholder approval under the rules of the applicable exchange, or violate applicable law. The amendment or termination of the Plan will not adversely affect a participant’s right to any outstanding awards without such participant’s consent.

Vesting upon a Change in Control. The Plan provides for double-trigger vesting in the event of a change in control of the Company (as defined in the Plan). If, following a change in control, the participant’s employment is terminated by the Company for reasons other than disability or cause (as defined in the applicable award agreement), or the participant terminates employment for good reason (as defined in the applicable award agreement), then awards that are subject to time-based vesting conditions shall immediately vest and performance awards shall be deemed earned at the maximum payout level and immediately vest. However, if the acquirer in the change in control requires that outstanding awards be terminated as a result of the change in control, then awards that are subject to time-based vesting conditions shall immediately vest and performance awards shall be deemed earned at the maximum payout level and immediately vest. To the extent consistent with the foregoing, in the event of a Change in Control, the HRC Committee may, among other things: (i) accelerate any time periods relating to the exercise or realization of awards; (ii) purchase an award, upon the participant’s request, for the amount which could have been attained upon the exercise or realization of the award had it been currently exercisable or payable; (iii) adjust outstanding awards as it deems appropriate to reflect such transaction, and (iv) cause outstanding awards to be assumed or substituted by the surviving corporation.

27

Flexible Stock Plan

Description of Awards

Restricted Stock. These are awards of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award agreement. Shares of restricted stock have full voting rights, and accrue dividends during the restriction period; provided, however, dividends accrued during the restricted period shall be paid only if, and when, the underlying restricted stock vests. The HRC Committee will determine the price, if any, at which restricted stock is sold or awarded.

Stock Units. These represent the right to receive the value of a number of shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award agreement. Stock units may be settled in cash or in stock, as determined by the HRC Committee, and as specified in the award agreement. Stock units represent an unfunded and unsecured obligation of the Company. Stock units have no voting or dividend rights, but may accrue dividend equivalents, as determined by the HRC Committee. Dividend equivalents may be accrued on unvested stock units entitling the holder to acquire additional stock units, but such additional stock units shall be converted into common stock and distributed only if, and when, the underlying stock units become vested. The HRC Committee will determine the price, if any, at which stock units are sold or awarded to participants.

Performance Awards. A performance award entitles a participant to receive a specified number of shares of common stock (or cash equal to the fair market value of such shares) at the end of a performance period, as specified in the award agreement. The ultimate number of shares distributed (or cash paid) depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

Stock Options. A stock option is the right to acquire shares of common stock at a fixed exercise price for a fixed period of time not to exceed ten years. The option price per share cannot be less than the fair market value of the Company’s common stock on the grant date. Options cannot be exercised until they are vested. All option terms and conditions will be determined by the HRC Committee.

The HRC Committee may grant options intended to qualify as ISOs pursuant to Section 422 of the Internal Revenue Code, as well as NQSOs under the Plan. We currently do not grant ISOs and do not have any outstanding ISOs. As previously referenced, the Company no longer grants broad-based option awards on a regular basis, although options remained available under our Deferred Compensation Program in 2024. In 2025, options were removed as an investment alternative in the Deferred Compensation Program.

Stock Appreciation Rights. This award gives a participant the right to receive, for each SAR exercised, an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised over the fair market value of a share on the date the SAR was granted. SARs may have terms up to ten years, may be settled in cash or in stock, as determined by the HRC Committee, and are subject to the terms and conditions of the award agreement. We currently do not grant SARs.

Other Stock-Based Awards. The HRC Committee may grant other stock-based awards which may include, without limitation, the grant of shares of common stock and the grant of securities convertible into shares of common stock. Other stock-based awards may be settled in stock or in cash.

Other Awards. The HRC Committee may provide types of awards under the Plan in addition to those specifically listed, such as cash awards, if the HRC Committee believes that such awards would further the purposes for which the Plan was established.

Award Conditions and Administration

Awards are typically evidenced by an agreement describing the award’s terms and conditions. Such an agreement may include: description of the type of award; the award’s duration; if an option, the exercise price, the exercise period and the person or persons who may exercise the option; the effect of the participant’s

28

Flexible Stock Plan

disability, death or termination of employment on the award; the award’s conditions, vesting or performance criteria; when, if, and how it may be forfeited, converted into another award, modified, exchanged for another award, or replaced; and the restrictions on any shares purchased or granted under the Plan.

The HRC Committee may require the satisfaction of certain performance criteria as a condition to the grant or vesting of any award.

The HRC Committee may allow the exercise price of an option or payment price of an award to be paid in cash, with shares owned by the participant, or a combination of both. Options also may be exercised in a broker-assisted, cashless exercise or other cashless exercise, as permitted by the HRC Committee.

The Company may withhold from option exercises or other awards any amount necessary to satisfy tax withholding requirements arising from the option exercise or award. The HRC Committee may, at any time, require a participant to pay in cash the amount necessary to comply with withholding requirements.

An award may be granted in tandem with another award, except that only SARs may be granted in tandem with an ISO.

Subject to the requirements of Code Section 409A, and upon the terms established by the HRC Committee, participants may defer receipt of awards, interest may be earned on cash deferrals, and dividends or dividend equivalents may accrue on deferrals denominated in stock units but will be payable only to the extent that the deferrals vest.

Unless the HRC Committee provides otherwise (except with respect to ISOs), awards may not be pledged, encumbered or charged and are not transferrable or assignable except by will or the laws of descent and distribution.

Modifications to Awards

Any award may be converted, modified, forfeited or cancelled, in whole or in part, by the HRC Committee to the extent permitted in the Plan or applicable award agreement, or with the participant’s consent.

The HRC Committee may permit a participant to surrender an award in exchange for a new award to the extent such surrender would not result in adverse tax consequences under Code Section 409A; provided however, the HRC Committee may not cancel an outstanding option or SAR that is underwater for the purpose of reissuing the option to the participant at a lower exercise price, provide the participant a cash buyout of the underwater option or SAR, or grant a replacement award of a different type for the underwater option or SAR, without shareholder approval. Unless following a change in the Company’s capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

If an award is subject to Code Section 409A, an award may be modified, replaced or terminated in the discretion of the HRC Committee to the extent necessary to comply with such provision. In addition, in the event that a participant is determined to be a specified employee under Code Section 409A, any payment upon separation from service will be made or begin, as applicable, six months following the date of separation from service to the extent necessary to avoid adverse tax consequences under Code Section 409A.

Clawbacks

The HRC Committee may, in its discretion, cancel all or any portion of a cash or equity time-based or performance award if the recipient (i) violates any confidentiality, non-solicitation or non-compete obligations or terms in an award agreement, employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement, (ii) engages in improper conduct contributing to the need to restate any external Company financial statement, (iii) commits an act of fraud or significant dishonesty, or (iv) commits a significant violation of any of the Company’s written policies or applicable laws.

29

Flexible Stock Plan

The HRC Committee may require an award recipient to forfeit and repay to the Company any or all of the income or other benefit received on the vesting, exercise, or payment of a cash or equity time-based or performance award (i) in the preceding three years if, in its discretion, the HRC Committee determines that the recipient engaged in any of the foregoing activities and that such activity resulted in a significant financial or reputational loss to the Company, (ii) to the extent required under applicable law or securities exchange listing standards, or (iii) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, subject to any limits of applicable law.

New Plan Benefits

The HRC Committee has discretion to select the individuals who will receive awards under the Plan and the amount of any such awards. As a result, the future recipients of awards (and the amounts of those awards) under the Plan are not presently determinable. In addition, since our directors and executive officers are eligible to receive awards under the Plan, they have an interest in this proposal.

Federal Income Tax Consequences

The following is a summary of the current general federal income tax consequences of awards granted under the Plan to U.S. taxpayers. Tax consequences for any particular individual or transaction may be different and are subject to change.

Non-Qualified Stock Options and Stock Appreciation Rights. A recipient recognizes no taxable income upon the grant of NQSOs or SARs. Upon exercise of either, the recipient will recognize taxable ordinary income equal to the difference between the fair market value of Company stock on the exercise date and the exercise price. Any additional gain or loss recognized upon the subsequent sale or exchange of the stock will be taxed as a short-term or long-term capital gain or loss, as the case may be.

Incentive Stock Options. A recipient recognizes no taxable income upon the grant or exercise of an ISO (except for purposes of the Alternative Minimum Tax, in which case income recognition is the same as for NQSOs). If a recipient exercises an option and sells the shares more than two years after the grant date and more than one year after the exercise date, they will recognize a long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a recipient exercises an option and sells the shares before the end of either of the two-year or one-year holding periods, they will generally recognize: (1) taxable ordinary income equal to the excess of (i) the fair market value of the shares at exercise (or at sale, if less) over (ii) the exercise price of the option, plus (2) if the sale price exceeds the sum of the exercise price and the amount of the ordinary income recognized as a result of the sale, short-term or long-term capital gain, as the case may be, equal to such difference.

Restricted Stock, Stock Units and Performance Awards. A recipient of restricted stock, stock units, performance awards or other awards that are subject to forfeiture prior to vesting generally will recognize no taxable income at the time of grant. As to restricted stock, when the restrictions have lapsed or the performance criteria have been met (upon vesting), the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the Company’s stock on the vesting date over the amount paid, if any, for the shares; however, the recipient may elect to be taxed based on the fair market value of the award at the time of grant. As to stock units or performance awards, when vested shares are issued, the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the Company’s stock on the issuance date over the amount paid, if any, for the shares, or, if the units or awards are settled in cash, equal to the cash paid.

Deferred Compensation. Participants may defer receipt of certain compensation by electing a future distribution date under the terms of an award or program under the Plan. Generally, such deferred compensation becomes taxable when the amounts are distributed. Code Section 409A significantly restricts the ability to defer taxation of

30

Flexible Stock Plan

compensation, including the deferral of income related to awards granted under the Plan. Any deferral of compensation under the Plan or the terms of an award that does not meet the requirements of Section 409A may cause the recipient to be subject to additional taxation and penalties.

Change in Control. If there is an acceleration of the vesting or payment of benefits or an acceleration of the exercisability of options upon a change in control of the Company, all or a portion of the accelerated benefits may constitute “excess parachute payments” under Section 280G of the Code. The recipient of an excess parachute payment generally incurs an excise tax of 20% of the amount of the payment in excess of their average annual compensation over the five calendar years preceding the year of the change in control. The Company is not entitled to a deduction for excess parachute payments. The Company does not make gross-up payments to employees in the event Section 280G excise taxes are triggered.

Tax Effect to the Company. The Company will generally receive a tax deduction equal to the taxable ordinary income recognized by a recipient from an award granted under the Plan, subject to certain limitations. The Company’s deduction will be taken in the same year the recipient recognizes taxable income.

Vote Required to Approve the Amendment

The adoption of this proposal requires the affirmative vote of (i) a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting and (ii) a majority of the votes cast on this proposal.

The Board recommends that you vote FOR the amendment of the Flexible Stock Plan.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the Annual Meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

31

Executive Compensation and Related Matters

Compensation Discussion & Analysis

Our HRC Committee, consisting solely of independent directors, is committed to creating and overseeing an executive compensation program that enables Leggett & Platt to attract and retain a superior management team that receives targeted incentives to build long-term value for our shareholders. To meet these objectives, the HRC Committee has implemented a compensation package that:

•	Emphasizes performance-based equity programs.

•	Sets incentive compensation targets intended to drive performance and shareholder value.

•	Balances rewards between short-term and long-term performance to foster sustained excellence.

•	Motivates our executive officers to take appropriate business risks.

This Compensation Discussion and Analysis describes our executive compensation program and the decisions affecting the compensation of our Named Executive Officers (NEOs):

Name	Title

Karl G. Glassman	President and Chief Executive Officer, beginning May 20, 2024 (CEO)

J. Mitchell Dolloff	President and Chief Executive Officer, through May 20, 2024 (Former CEO)

Benjamin M. Burns	Executive Vice President and Chief Financial Officer

J. Tyson Hagale	Executive Vice President, President—Bedding Products

Jennifer J. Davis	Executive Vice President and General Counsel

R. Samuel Smith, Jr.	Executive Vice President, President—Specialized Products and Furniture, Flooring & Textile (FF&T) Products

Executive Summary

This section provides an overview of our NEOs’ compensation structure, Leggett’s pay practices, and the HRC Committee’s compensation risk management. Additional details regarding the NEOs’ pay packages, the HRC Committee’s annual review of the executive officers’ compensation, and our equity pay practices are covered in the sections that follow.

The charts below highlight the overall at-risk mix of the target compensation for our NEOs for 2024. For our CEO, Mr. Glassman, the chart reflects the pay mix of his compensation package as disclosed when he was appointed CEO in May 2024. For the other NEOs, the chart reflects percentages based on average compensation of all currently-serving NEOs.

32

Compensation Discussion & Analysis

Structuring the Mix of Compensation

The HRC Committee uses its judgment to determine the appropriate percentage of fixed and variable compensation, the use of short-term and long-term performance periods, and the split between cash and equity-based compensation. The value of the variable elements depends on the Company’s performance and stock prices, aligning our executives’ pay with our shareholders’ interests. The following table shows the key attributes of our 2024 executive compensation structure used to drive performance and build long-term shareholder value.

Compensation Type	Fixed or Variable	Cash or Equity-Based	Term	Basis for Payment

Base Salary	Fixed	Cash	1 year	Individual responsibilities, performance and experience with reference to external benchmarking

Annual Incentive	Variable	Cash	1 year	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) (65% weighting) and cash flow or free cash flow (35% weighting)

Long-Term Incentive – 60% allocated to Performance Stock Units	Variable	Equity- Based	3 years	50% based upon total EBITDA and 50% based upon return on invested capital (ROIC), subject to a payout multiplier of ±25% based upon total shareholder return (TSR)(1) relative to peer group

Long-Term Incentive – 40% allocated to Restricted Stock Units	Variable	Equity- Based	3 years	1/3 of the award vests each year following the grant date, with the value of the awards depending upon the Company’s share price at the time of vesting

(1)

TSR is the change in stock price over the performance period plus reinvested dividends, divided by the beginning stock price. Leggett’s three-year TSR is measured relative to approximately 320 peer companies making up the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P MidCap 400.

Incentive Payouts in 2024

Our executives’ 2024 annual incentive payouts under the Key Officers Incentive Plan (KOIP) tracked the Company’s operational results in 2024, in which the adjusted EBITDA was $402.2 million (versus a target of $441.0 million, which was below the payout threshold and resulted in a 0% payout) and cash flow was $428.6 million (versus a target of $350.0 million, resulting in a 189.6% payout). The KOIP, including the calculations and targets for adjusted EBITDA and cash flow, is described on page 36.

The PSUs granted in 2022 vested on December 31, 2024, with payouts based 50% on the Company’s relative TSR and 50% on the compound annual growth rate of earnings before interest and taxes (EBIT CAGR). Leggett’s cumulative TSR from 2022 to 2024 was -69.2%, which placed us in the 2nd percentile of the peer group which was below the payout threshold. The Company’s -22.3% EBIT CAGR over the three-year performance period was below the 2% payout threshold. The Company’s PSUs, including the calculation of relative TSR and EBIT CAGR, as well as the vesting schedules, are described on page 40.

CEO Transition and 2024 Compensation

On May 20, 2024, Mitch Dolloff resigned as the Company’s Chief Executive Officer, after serving as Leggett’s Chief Executive Officer since 2022. At the same time, our Board Chairman, Karl Glassman, became the Company’s Chief Executive Officer, after previously serving as Leggett’s Executive Chairman of the Board from 2022 until his retirement in May 2023, as the Company’s Chief Executive Officer from 2016 to 2021, and in various other capacities since 1982.

33

Compensation Discussion & Analysis

In connection with Mr. Glassman’s appointment as CEO, the HRC Committee of the Board and the independent directors of the Board set his 2024 base salary at $1,275,000, his target annual incentive percentage at 135% of base salary (with such award to be prorated from the date of his appointment), and his long-term incentive percentage at 570% (allocated between PSUs and RSUs as described above). At these target levels, 88% of Mr. Glassman’s 2024 pay package was variable and 72% was equity-based. Mr. Glassman’s pay package was set based upon benchmarking compensation data, his experience and prior compensation levels, internal pay equity, and the Company’s past practice with respect to CEO compensation. Mr. Glassman was previously granted 15,281 shares of restricted stock and received $50,000 in fees for his service as a non-employee director in 2024.

Sound Pay Practices

The Company is committed to executive compensation practices that align the interests of our executives with our shareholders:

What We Do	What We Don’t Do

✓  Pay for Performance – A significant majority of our NEOs’ compensation is at-risk variable compensation.

✓  Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.

✓  Incentive Award Caps – All of our variable compensation plans have maximum payout limits.

✓  Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the HRC Committee engages an independent consultant.

✓  Stock Ownership Requirements – All NEOs are subject to robust stock ownership requirements.

✓  Confidentiality & Non-Competition – All NEOs are subject to contractual confidentiality and non-compete obligations.

✓  Clawbacks – Mandatory recoupment of excess compensation following a financial restatement and the ability to cancel awards and recoup compensation due to fraud, dishonesty, or violations of Company policies or laws.

✓  Minimum Vesting Period – Awards under our Flexible Stock Plan are subject to a mandatory one-year minimum vesting period (subject to a 5% carve-out for vesting in certain circumstances).

✓  Annual Say-on-Pay Vote – Our Board has adopted a policy to hold an advisory vote to approve the Company’s executive compensation on an annual basis.

×  No Single-Trigger Change in Control – Our CIC-related cash severance and equity awards have a double trigger (unless the acquirer requires outstanding awards be terminated).

×  No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.

×  No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ combined compensation.

×  No Employment Agreements – All of our NEOs are or were employed at-will.

×  No Repricing of Options or Cash Buyouts

×  No Liberal Share Recycling

×  No Dividends Paid on Equity Awards Prior to Vesting

×  No Tax Gross-Ups

34

Compensation Discussion & Analysis

Additional Investment in Leggett Stock

In addition to pay packages that are heavily weighted towards equity-based awards, for many years our NEOs have voluntarily deferred substantial portions of their cash compensation into Company stock through the ESU Program and the Deferred Compensation Program. Through participation in these programs, particularly the ESU Program, in which Company equity is held until the executive leaves the Company, our NEOs are further invested in the long-term success of the Company.

Managing Compensation Risk

The HRC Committee regularly reviews whether our executive compensation policies and practices (as well as those that apply to our employees generally) are appropriate and whether they create risks or misalignments that are reasonably likely to have a material adverse effect on the Company.

We believe that our compensation programs align our executives’ incentives for risk taking with the long-term best interests of our shareholders. We mitigate risk by allocating incentive compensation across multiple components. This structure is designed to reduce the incentive to take excessive risk because it:

•	Rewards achievement on a balanced array of performance measures, minimizing undue focus on any single target.

•	Stresses long-term performance, discouraging short-term actions that might endanger long-term value.

•	Combines absolute and relative performance measures.

•	Uses multiple long-term incentive vehicles, including PSUs and RSUs with 3-year vesting schedules.

Additional safeguards against undue compensation risk include stock ownership guidelines, caps on all incentive payouts, and clawbacks for performance-based compensation.

Impact of 2024 Say-on-Pay Vote

Since Say-on-Pay was implemented in 2011, our shareholders have supported the compensation of our NEOs with over 90% or more of the vote. At our 2024 Annual Meeting, 94% of the votes cast on the Say-on-Pay proposal approved the compensation of our NEOs. The HRC Committee believes that this shareholder vote strongly endorses the Company’s compensation philosophy and programs. The HRC Committee took this support into account as one of many factors considered in connection with the discharge of its responsibilities (as described in this Compensation Discussion and Analysis) and in exercising its judgment to establish and oversee our executive compensation arrangements throughout the year.

35

Compensation Discussion & Analysis

Our Compensation Components and Programs

Base Salary

Base salary is the only fixed portion of our NEOs’ compensation package. Salary levels are intended to reflect specific responsibilities, performance and experience, while taking into account market compensation levels for comparable positions. Although base salary makes up less than one-fourth of our NEOs’ aggregate target compensation, it’s the foundation for the total package with the variable compensation components set as percentages of base salary:

Name	2024 Base Salary	Annual Incentive: Target Percentage of Base Salary	LTI Awards: Target Percentage of Base Salary

Karl G. Glassman, CEO(1)	$1,275,000	135%	570%

J. Mitchell Dolloff, Former CEO(2)	1,120,000	135%	460%

Benjamin M. Burns, CFO	550,000	80%	200%

J. Tyson Hagale, EVP	580,000	80%	200%

Jennifer J. Davis, EVP	470,000	70%	170%

R. Samuel Smith, Jr., EVP(3)	500,000	75%	150%

(1)	The base salary, Annual Incentive target percentage and LTI target percentages for Mr. Glassman reflect his compensation package following his May 20, 2024 appointment as CEO.

(2)	The base salary, Annual Incentive target percentage and LTI target percentages for Mr. Dolloff reflect his annual compensation package prior to leaving the Company in May 2024.

(3)	The base salary and Annual Incentive target percentage for Mr. Smith reflect his adjusted 2024 compensation package following his August 6, 2024 promotion to EVP, President—FF&T Products.

The HRC Committee reviews and determines the NEOs’ base salaries (along with the rest of their compensation packages) during the annual review, which is discussed on page 43.

Annual Incentive

Our NEOs earn their annual incentive, a cash bonus paid under the Key Officers Incentive Plan, based on achieving certain performance targets for the year.

Our executive officers are divided into two groups under the KOIP for 2024, depending upon their areas of responsibility: (i) corporate participants (Glassman, Dolloff, Burns and Davis), whose performance criteria and payouts are based on the Company’s overall results, and (ii) profit center participants (Hagale and Smith), whose performance targets are set for the operations for which they are responsible.

Each NEO has a target incentive amount—the amount received for achieving exactly 100% of all performance goals. The target incentive amount is the officer’s base salary multiplied by his target incentive percentage. At the end of the year, the target incentive amount is multiplied by the payout percentages for the various performance metrics (each with its own weighting) to determine the annual incentive payout.

Performance Metrics. For the 2024 KOIP, the HRC Committee chose adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as the primary incentive target with a 65% weighting to focus on profitable operating performance while accounting for acquisition growth. The other 35% of the annual incentive

36

Compensation Discussion & Analysis

is based upon cash flow(1), which is critical to fund the Company’s ongoing operations, capital expenditures, and dividends. Profit center participants are also subject to a formula-based adjustment ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for their operations’ failure to achieve safety, audit and environmental standards.

(1)

For corporate participants: Cash Flow = Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) +/- Change in Working Capital (excluding cash and current maturities of long-term debt) + Non-Cash Impairments – Capital Expenditures.

For profit center participants: Free Cash Flow (FCF) uses the same formula, except (i) EBITDA is adjusted for currency effects and (ii) change in working capital excludes balance sheet items not directly related to ongoing activities.

The EBITDA and cash flow calculations are adjusted for all items of gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 10-K relating to the fiscal year immediately preceding the performance period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle. Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year are included, but targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations are included in the calculations. Financial results are adjusted to exclude (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going business activities, including changes to the Company’s capital allocation priorities and related uses of cash. For profit center participants, financial results also exclude the impact of corporate allocations.

Targets and Payout Schedules. Upon selecting the metrics, the HRC Committee established performance targets and payout schedules. In setting the payout schedules, the Company evaluated various payout scenarios before selecting one that struck a balance between accountability to shareholders and motivation for participants. In 2024, the payout for each portion of the annual incentive was capped at 200%.

2024 Corporate Payout Schedule	2024 Profit Center Payout Schedule

EBITDA (millions)(1)		Cash Flow (millions)(1)		EBITDA(2) (Relative to Target)		Free Cash Flow(2) (Relative to Target)
Achievement	Payout	Achievement	Payout	Achievement	Payout	Achievement	Payout

<$413.00	0%	<$325.00	0%	<93.7%	0%	<92.8%	0%

413.00	50%	325.00	50%	93.7%	50%	92.8%	50%

441.00	100%	350.00	100%	100%	100%	100%	100%

551.25	200%	437.50	200%	125%	200%	125%	200%

(1)

The 2024 results for corporate participants (Glassman, Dolloff, Burns, and Davis) were $402.2 million of EBITDA (which was below the payout threshold and resulted in a 0% payout) and $428.6 million of cash flow (resulting in a 189.6% payout).

(2)

As a profit center participant, Mr. Hagale’s target for a 100% payout was $176.8 million of EBITDA ($136.0 million actual, which was below the payout threshold and resulted in a 0% payout) and $140.9 million of free cash flow ($160.0 million actual resulting in a 154.4% payout) for the Bedding Products Segment. Mr. Smith’s target for a 100% payout was $132.6 million of EBITDA ($136.4 million actual resulting in a 111.6% payout) and $117.6 million of free cash flow ($163.5 million actual resulting in a 200% payout) for the FF&T Products Segment.

The 2024 targets noted above were lower than the Company’s actual performance for 2023, which was $506.2 million and $538.2 million for adjusted EBITDA and adjusted cash flow, respectively. In 2023, adjusted EBITDA and adjusted free cash flow were $208.3 million and $253.7 million, respectively, for the Bedding Products Segment and were $145.2 million and $189.8 million, respectively, for the FF&T Products Segment. The 2024 targets were consistent with the mid-point of the Company’s annual guidance issued in February 2024, which represented a decline from prior-year performance. The HRC Committee believes that these targets were appropriately rigorous because of soft residential end market demand and the restructuring plan adopted by the Company in the first quarter of 2024.

37

Compensation Discussion & Analysis

The following table provides the details of the 2024 annual incentive payouts for our NEOs:

Name	Target Incentive Amount				Weighted Payout Percentage						Annual Incentive Payout
Karl G. Glassman	$1,062,848(1)			x	66.4%					=	$705,731
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$1,275,000		135%		EBITDA	0.0%			65%
					Cash Flow	189.6%			35%
J. Mitchell Dolloff	$582,492(2)			x	66.4%					=	$386,775
	Salary	x	Target %		Metric	Payout %		x	Weight
	$1,120,000		135%		EBITDA	0.0%			65%
					Cash Flow	189.6%			35%
Benjamin M. Burns	$440,000			x	66.4%					=	$292,160
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$550,000		80%		EBITDA	0.0%			65%
					Cash Flow	189.6%			35%
J. Tyson Hagale	$464,000			x	55.0%					=	$255,200
	Salary	x	Target %		Metric	Payout %		x	Weight
	$580,000		80%		EBITDA	0.0%			65%
					FCF	154.4%			35%
					+1% Compliance Adjustment
Jennifer J. Davis	$329,000			x	66.4%					=	$218,456
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$470,000		70%		EBITDA	0.0%			65%
					Cash Flow	189.6%			35%
R. Samuel Smith, Jr.	$345,000			x	142.5%					=	$491,625
	Salary	x	Target %		Metric	Payout %		x	Weight
	$500,000		69%(3)		EBITDA	111.6%			65%
					FCF	200.0%			35%
					0% Compliance Adjustment

(1)	Mr. Glassman’s KOIP target incentive amount reflects the proration for the number of days remaining in the 2024 calendar year performance period following the effective date of his appointment as CEO.

(2)	Mr. Dolloff’s KOIP target incentive amount reflects the proration for the number of days Mr. Dolloff was employed during the applicable performance period through the date of his resignation as CEO.

(3)	Mr. Smith’s KOIP target percentage reflects the proration for the mid-year increase from 65% to 75% in connection with his promotion to EVP, President—FF&T Products on August 6, 2024.

Long-Term Incentive, Equity-Based Awards

In 2024, the long-term incentive (LTI) awards for our executive officers were allocated as follows:

•

60% of the target award value is granted as PSUs having a three-year performance period with payouts ranging from 0% to 200%, with 50% based on total EBITDA and 50% based on return on invested capital (ROIC), subject to a payout multiplier of 0.75 to 1.25 based on relative total shareholder return (TSR).

•	40% of the target award value is granted as RSUs vesting in one-third increments over three years.

The PSUs and RSUs are granted under the Company’s Flexible Stock Plan, and are subject to the provisions of that plan, in addition to the terms and conditions of the PSU and RSU award agreements.

38

Compensation Discussion & Analysis

Performance Stock Units. We grant PSUs to our NEOs and other senior managers to tie their pay to the Company’s performance and shareholder returns. The payouts from these equity-based awards reflect our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. Fifty percent of the PSUs are settled in shares of common stock, while fifty percent are settled in cash.

2024 Performance Stock Units. Leggett’s long-term focus emphasizes sustained, profitable growth and shareholder alignment. The 2024 PSU awards support our operational goals by allocating 50% of payout to total EBITDA generated over the three-year performance period and 50% of the payout to ROIC. These results are subject to a payout multiplier of 0.75 to 1.25 based on our relative TSR performance. The vesting schedules for the 2024 PSU awards are as follows, with payouts interpolated for results falling between the levels shown:

EBITDA(1) (in millions)		EBITDA Vesting %

$1,320.00	Threshold	70%

$1,485.00	Target	100%

$1,650.00	Maximum	200%

ROIC(2)		ROIC Vesting %

7.9%	Threshold	50%

9.3%	Target	100%

10.7%	Maximum	200%

Relative TSR(3) Percentile		Relative TSR Multiplier

25th	Threshold	0.75

50th	Target	1.00

75th	Maximum	1.25

(1)

EBITDA is the Company’s total earnings before interest, taxes, depreciation and amortization (EBITDA), as adjusted, during the three-year performance period. The calculation of EBITDA includes results from businesses acquired during the performance period and excludes results for any businesses divested during the performance period. EBITDA also excludes (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going business activities, including changes to the Company’s capital allocation priorities and related uses of cash. EBITDA is adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under accounting principles generally accepted in the United States of America, (i) from non-cash impairments, (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 10-K relating to the fiscal year immediately preceding the performance period, (iii) related to the disposal of a segment of a business, or (iv) related to a change in accounting principle.

(2)

ROIC is (i) the Company’s average net operating profit after tax in the first, second and third years of the performance period divided by (ii) the Company’s average Invested Capital on the last day of the fiscal year immediately preceding the performance period and the last day of the first, second and third years of the performance period. “Invested Capital” is the sum of shareholder equity, long-term debt and short-term debt, less cash and cash equivalents. The calculation of ROIC is subject to the same adjustments described above for EBITDA.

(3)

Relative TSR is the Company’s Total Shareholder Return compared to a peer group consisting of all the companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P MidCap 400 (approximately 320 companies).

The three-year 2024-2026 targets noted above were lower than the Company’s actual performance for the three-year performance period ending in 2023, which was $1,928.0 million for adjusted EBITDA and 11.1% for adjusted ROIC. The 2024-2026 targets start with 2024 adjusted EBITDA at the mid-point of the Company’s annual guidance issued in February 2024, and represent a decline from prior-year performance. The HRC Committee believes that the adjusted EBITDA target was appropriately rigorous because at the time the target was set, it assumed modest annual revenue growth with a contribution margin consistent with historical results, along with full realization of

39

Compensation Discussion & Analysis

annual restructuring savings by 2026 (on an incremental basis). The HRC Committee believes that the adjusted ROIC target was appropriately rigorous because it is consistent with the earnings produced by the adjusted EBITDA target and higher than the Company’s cost of capital. In addition, the HRC Committee believes the 70% payout percentage for the adjusted EBITDA threshold was appropriately set because it is dependent on a higher achievement rate of approximately 89% as compared to 75% achievement in 2023.

In connection with Mr. Glassman’s appointment as CEO on May 20, 2024, Mr. Glassman was granted an award of PSUs pursuant to terms substantially identical to those applicable to the Company’s 2024 PSU awards, except that vesting of the award, in the event of retirement prior to the end of the performance period, was modified to clarify that Mr. Glassman, because he is retirement eligible, will receive a prorated award based on the number of days in the performance period beginning on January 1, 2024 and ending on his retirement date.

Performance Stock Units Prior to 2024. The 2023 PSU awards were substantially similar to the 2024 PSU awards as noted above, except for the vesting, the schedules for which are as follows, with payouts interpolated for results falling between the levels shown:

EBITDA (in millions)		EBITDA Vesting %

$1,415.25	Threshold	50%

$1,887.00	Target	100%

$2,358.75	Maximum	200%

ROIC		ROIC Vesting %

8.5%	Threshold	50%

10.0%	Target	100%

11.5%	Maximum	200%

Prior to 2023, the three-year PSUs were based 50% on EBIT CAGR and 50% on the Company’s relative TSR, according to the following vesting schedules with payouts interpolated for results falling between the levels shown:

Relative TSR Percentile	Relative TSR Vesting %
25%	25%
30%	35%
35%	45%
40%	55%
45%	65%
50%	75%
55%	100%
60%	125%
65%	150%
70%	175%
75%	200%

EBIT CAGR(1) %	EBIT CAGR Vesting %
2%	75%
4%	100%
6%	125%
8%	150%
10%	175%
12%	200%

(1)

EBIT CAGR is the Company’s, or applicable profit centers’, compound annual growth rate of earnings before interest and taxes (EBIT) in the third fiscal year of the performance period compared to the Company’s (or applicable profit centers’) EBIT in the fiscal year immediately preceding the performance period. The calculation of EBIT CAGR is subject to the same adjustments described above in calculating EBITDA under the 2024 PSUs, and also excludes results from non-operating branches.

40

Compensation Discussion & Analysis

Three-Year Restricted Stock Units. The remainder of our executives’ LTI awards are granted as RSUs vesting in one-third increments over three years. Dividends or dividend equivalents are not accrued or paid on RSUs granted under the executive LTI awards. The value of the RSUs is based on the Company’s stock price at the time of vesting which ties the executives’ compensation to the Company’s performance, but the time-based vesting offers an appropriate level of stability to their equity-based compensation.

Other Compensation Programs

The NEOs voluntarily defer substantial portions of their cash compensation into Leggett equity through the ESU Program and the Deferred Compensation Program to build an additional long-term stake in the Company. The Company also provides 401(k) and a non-qualified excess plan in which some of our executives participate.

Executive Stock Unit Program. All our NEOs who were eligible participated in the ESU Program, our primary executive retirement plan. These accounts are held until the executive’s employment is terminated.

The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their cash compensation into diversified investments. The Company makes an additional 17.65% contribution to the diversified investments acquired with executive contributions. We match 50% of the executive’s contribution in Company stock units, purchased at a 15% discount, which may increase up to a 100% match if the Company meets annual adjusted EBITDA targets linked to the KOIP. Stock units credited to a participant’s account resulting from Company contributions generally vest once the participant has reached five years of service.

Leggett stock units held in the ESU Program accrue dividend equivalents, which are used to acquire additional stock units at a 15% discount. At distribution, the balance of the diversified investments is paid in cash, and the stock units are settled in shares of the Company’s common stock, less required tax withholdings. However, the additional stock units acquired pursuant to dividend equivalents are not converted into common stock unless the underlying stock units become vested.

Deferred Compensation Program. The Deferred Compensation Program allows our executives and key managers to defer up to 100% of salary, incentive awards and other cash compensation in exchange for any combination of the following:

•	Stock units with dividend equivalents, acquired at a 20% discount to the fair market value of our common stock on the dates the compensation or dividends otherwise would have been paid.

•

At-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the grant date (December 15 of the year in which the deferral election is made). This investment alternative was removed for 2025.

•	Cash deferrals accruing interest at a rate intended to be slightly higher than otherwise available for comparable investments.

Participants who elect a cash or stock unit deferral can receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first installment. Although the Company intends to settle the stock units in shares of the Company’s common stock, it reserves the right to distribute the balance in cash, subject to HRC Committee approval, if sufficient shares are not available under the Flexible Stock Plan. Participants who elected at-market stock options, which have a 10-year term, may exercise them approximately 15 months after the start of the year in which the deferral was made.

41

Compensation Discussion & Analysis

Retirement K and Excess Plan. Effective December 31, 2024, the Company terminated its defined benefit Retirement Plan, which had been frozen since 2006 (see description on page 53). Employees who had previously participated in the Retirement Plan prior to the freeze were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan (Retirement K). The Retirement K includes an age-weighted Company matching contribution designed to offset the benefits lost by the Retirement Plan freeze. Employees who did not participate in the Retirement Plan when it was frozen in 2006 are eligible to contribute to the Company’s 401(k) plan with an alternate matching contribution schedule.

Many of our officers cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or due to their participation in the Executive Stock Unit Program or Deferred Compensation Program. Consequently, we maintain a non-qualified Retirement K Excess Plan which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K. Amounts earned in the Retirement K Excess Plan are paid out in cash no later than March 15 of the following year and are eligible for the Deferred Compensation Program.

Perquisites and Personal Benefits. The HRC Committee believes perquisites should not be a significant part of our executive compensation program. In 2024, perquisites were less than 1% of our NEOs’ combined compensation.

Given the location of the Company’s headquarters away from any major metropolitan area, the HRC Committee wished to facilitate Mr. Glassman’s and Mr. Dolloff’s schedules and allow them to more efficiently attend to Company business by offering them limited personal use of corporate aircraft. Mr. Glassman may use the Company aircraft for personal travel for him and his guests, subject to his reimbursing the Company for the aggregate incremental cost of such flights, including the costs of any deadhead flights necessitated by such personal use (subject to any applicable reimbursement limits imposed by the Federal Aviation Administration). The Company does not provide tax reimbursements to Mr. Glassman for any taxes arising from imputed income relating to his use of the corporate aircraft for personal travel by him or his guests. During his service as CEO in 2024, Mr. Dolloff’s personal use of corporate aircraft was also subject to these terms. Mr. Dolloff did not use the Company aircraft for personal travel in 2024.

We believe these benefits are appropriate when viewed in the overall context of our executive compensation program.

How Compensation Decisions Are Made

The HRC Committee uses its judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The HRC Committee may delegate its duties and responsibilities to one or more HRC Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers. The full Board of Directors must review and approve certain actions, including any employment agreements, severance benefit agreements, and amendments to stock plans.

The HRC Committee has the authority to engage its own external compensation consultant as needed and engaged Meridian Compensation Partners, LLC as its independent consultant for 2024. The Company conducts an annual conflict of interest assessment, which the HRC Committee reviews to verify Meridian’s independence and that no conflicts of interest exist. Meridian does not provide any other services to the Company and works with the Company’s management only on matters for which the HRC Committee is responsible.

42

Compensation Discussion & Analysis

In 2024, Meridian advised on selecting a peer group of companies for executive compensation benchmarking, consulted on incentive plan design and performance metrics, provided comparative data for the annual executive compensation review described below, and assisted with other compensation matters as requested. Representatives from Meridian also attend Committee meetings on request.

The Company’s Human Resources and Legal Departments also provide compensation data, research and analysis that the HRC Committee may request, and personnel from those departments along with our CEO attend HRC Committee meetings. However, the HRC Committee regularly meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the HRC Committee.

The CEO recommends to the HRC Committee compensation levels for the other executive officers, including salary levels, annual incentive targets and long-term incentive award values, based on external benchmarking and his assessment of each executive’s performance and level of responsibility. The HRC Committee evaluates those recommendations and accepts or makes adjustments as it deems appropriate.

The Annual Review and Use of Compensation Data

The HRC Committee conducted the annual review of executive compensation at its February 2024 meeting to set the executive officers’ compensation for the year. The HRC Committee conducted a review of Mr. Glassman’s compensation upon his appointment as CEO in May 2024. In addition, the HRC Committee conducted a mid-year review of Mr. Smith’s compensation in connection with his promotion to Executive Vice President, President—FF&T Products, effective August 6, 2024.

During the annual and mid-year reviews, the HRC Committee evaluates the three primary elements of the annual compensation package for executive officers: base salary, annual incentive, and long-term incentive awards. As discussed above, increases to base salary affect the other elements of the compensation package because the variable compensation elements (annual incentive and long-term incentive awards) are each set as a percentage of base salary. The HRC Committee also reviews the secondary compensation elements, such as voluntary equity plans and retirement plans, as well as potential payments upon termination or change in control. Decisions about secondary and post-termination compensation elements are made as the plans or agreements giving rise to the compensation are reviewed.

In connection with the annual review, the HRC Committee evaluates the following data presented by the Company and Meridian to consider each executive’s compensation package in the context of past decisions, internal pay relationships and the external market:

•	Compensation data available from proxy filings of the executive compensation peer group, and two general industry surveys published by national consulting firms (described more fully below).

•	Current annual compensation for each executive officer.

•	The potential value of each executive officer’s compensation package under three Company performance scenarios (threshold, target and maximum payout).

•	The cash-to-equity ratio and fixed-to-variable pay ratio of each executive officer’s compensation package.

•	Compliance with our stock ownership requirements and a summary of outstanding equity awards.

Among the factors the HRC Committee considers when making compensation decisions is the compensation of our NEOs relative to the compensation paid to similarly-situated executives. We believe, however, that a benchmark should be just that—a point of reference for measurement, not the determinative factor for our

43

Compensation Discussion & Analysis

executives’ compensation. Because the comparative compensation information is just one of several analytic tools used in setting executive compensation, the HRC Committee has discretion in determining the nature and extent of its use.

Benchmarking Against Peer Companies. In the annual review, the HRC Committee used a peer group to provide additional insight into company-specific pay levels and practices. The HRC Committee evaluates market data provided by compensation surveys and views the use of a peer group as an additional reference point when reviewing the competitiveness of NEO pay levels.

In developing the peer group, the HRC Committee directed Meridian to focus on companies in comparable industries with a similar size and scope of business operations as Leggett. The HRC Committee periodically reviews the composition of the peer group to ensure these companies remain relevant for comparative purposes.

Prior to the annual review to set 2024 compensation, the HRC Committee approved the following peer group of 16 publicly traded manufacturing companies, most of which are U.S. based, to place Leggett near the group’s median revenue.

A. O. Smith Corporation

American Axle & Manufacturing Holdings, Inc.

Carlisle Companies Incorporated

Dana Incorporated

Dover Corporation

Fortune Brands Innovations, Inc.

Lennox International Inc.

Masco Corporation

MillerKnoll, Inc.

Mohawk Industries

Owens Corning

Pentair plc

Snap-on Incorporated

Steelcase Inc.

Somnigroup International Inc. (formerly Tempur Sealy International, Inc.)

The Timken Company

Compensation Survey Data. The HRC Committee used broad-based compensation surveys published by Willis Towers Watson (General Industry Executive Compensation Survey, revenue ranging from $3 to $6 billion) and Aon Hewitt (Total Compensation Measurement, revenue ranging from $3 to $5 billion) to develop a balanced picture of the compensation market. The HRC Committee referenced market benchmarks that most closely match the NEOs’ job descriptions; however, the HRC Committee was not made aware of the specific companies in the applicable survey groups.

The HRC Committee used the peer group and compensation surveys to get a general sense of the competitive market. These sources generally showed our executive officers’ compensation was in line with median total compensation and average percentage of at-risk, performance-based pay. Individual pay levels may vary relative to the market median for a number of reasons, including, but not limited to, tenure, responsibilities, and performance.

Additional Considerations. Although the HRC Committee views benchmarking data as a useful guide, it gives significant weight to (i) the mix of fixed to variable pay, (ii) the ratio of cash to equity-based compensation, (iii) internal pay equity, and (iv) individual responsibilities, experience and merit when establishing base salaries, annual incentive percentages, and long-term incentive award percentages. While the HRC Committee monitors these pay relationships, it does not target any specific pay ratios.

44

Compensation Discussion & Analysis

The HRC Committee also considers the Company’s merit increase budget for all salaried U.S. employees in determining salary increases for executive officers.
Changes to the NEOs’ 2024 Compensation.
In connection with the 2024 executive officers’ compensation review:

•
In connection with Mr. Glassman’s appointment as CEO in May 2024, his base salary was set at $1,275,000, along with a 135% Annual Incentive percentage (to be prorated from the date of his appointment), and a 570% LTI award percentage.

•	Mr. Dolloff’s base salary of $1,120,000 and LTI award percentage of 460% were unchanged, and his Annual Incentive percentage was increased from 125% to 135%.

•
Mr. Burns’ base salary was increased from $500,000 to $550,000 to more closely align his target total compensation with the competitive range of market median, and his LTI award percentage (which was previously approved in connection with his June 2023 promotion to CFO) and Annual Incentive percentage were unchanged.

•
Mr. Hagale’s base salary was increased from $560,000 to $580,000 to more closely align his target total compensation with the competitive range of market median, and his Annual Incentive and LTI award percentages were unchanged.

•
In connection with Ms. Davis’ promotion to Executive Vice President and General Counsel effective January 1, 2024, her base salary was set at $470,000, along with a 70% Annual Incentive percentage and a 170% LTI award percentage.

•
In connection with Mr. Smith’s promotion to Senior Vice President, President—FF&T Products effective April 2, 2024, his base salary was set at $400,000, along with a 65% Annual Incentive percentage and a 150% LTI award percentage. In connection with Mr. Smith’s promotion to Executive Vice President, President—FF&T Products effective August 6, 2024, his 2024 base salary was increased from $400,000 to $500,000 and his 2024 Annual Incentive percentage was increased from 65% to 75% (to be prorated from the date of his appointment).

Equity Grant Practices
The HRC Committee discussed the 2024 LTI awards in connection with its annual review of executive officer compensation and approved the 2024 RSU and PSU awards at its February 2024 meeting, except for Mr. Glassman’s 2024 RSU and PSU awards, which were discussed and approved in May 2024 in connection with his appointment as CEO. The Company has adopted a policy that it may not grant or issue Company securities tied to the current market price of such securities if the Company is aware of material non-public
information. As such, the HRC Committee and Board take this policy into consideration when granting awards. Finally, the Company does not time the disclosure of material non-public
information for the purpose of affecting the value of any equity grant.
Performance of Past Equity-Based Awards.
The HRC Committee monitors the value of past equity-based awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executives’ accumulated variable compensation. However, the HRC Committee does not increase current-year equity-based awards, or any other aspect of the NEOs’ compensation, to adjust for below-expected performance of past equity-based awards.
Clawback Provisions.
In November 2023, the Board approved the Company’s Incentive Compensation Recovery Policy in compliance with NYSE listing requirements. Under this policy, following an accounting restatement, the Company will recover erroneously awarded incentive-based compensation paid to current and former executive officers during the three-year recovery period.

45

Compensation Discussion & Analysis

In addition, all equity-based awards (including time-based and performance awards) are subject to the clawback provisions included in our Flexible Stock Plan, which allows the HRC Committee to cancel all or any portion of an award if the recipient (i) violates any confidentiality, non-solicitation
or
non-compete
obligations or terms in an award, employment agreement, confidentiality agreement, separation agreement, or any other similar agreement, (ii) engages in improper conduct contributing to the need to restate any external Company financial statement, (iii) commits an act of fraud or significant dishonesty, or (iv) commits a significant violation of any of the Company’s written policies or applicable laws.
Under the Flexible Stock Plan, the HRC Committee may require an award recipient to forfeit and repay to the Company any or all of the income or other benefit received on the vesting, exercise, or payment of an award (i) in the preceding three years if, in its discretion, the HRC Committee determines that the recipient engaged in any of the foregoing activities and that such activity resulted in a significant financial or reputational loss to the Company, (ii) to the extent required under applicable law or securities exchange listing standards, or (iii) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, subject to any limits of applicable law.
In addition, our PSU awards provide that the HRC Committee may require repayment of the entire award from any award recipients determined to be personally responsible for gross misconduct or fraud that caused the need for the restatement.
Executive Stock Ownership Guidelines.
The HRC Committee believes executive officers should maintain a meaningful ownership stake in the Company to align their interests with those of our shareholders. We expect executive officers to attain the following levels of stock ownership within five years of appointment and to maintain those levels throughout their employment.

Position	Ownership Requirement

CEO	5X base salary

CFO, COO and EVP	3X base salary

All Other Executive Officers	2X base salary
Shares of the Company’s stock owned outright, restricted stock, and stock units count toward satisfying the ownership totals. A decline in the stock price can cause an executive officer who previously met the threshold to fall below it temporarily. After five years from appointment, an executive officer who has not met the ownership requirement or falls below it due to a stock price decline, may not sell Company shares and must hold any net shares acquired upon the exercise of stock options or vesting of restricted stock and stock units unless or until the ownership threshold is met. As of March 5, 2025, all of our currently employed NEOs were in compliance with their applicable stock ownership requirements.
Hedging and Pledging Policy.
The Company’s insider trading policy prohibits its directors, officers and employees from transactions related to Company securities involving short sales, having put equivalent positions, buying or selling exchange-traded options and hedging transactions, which include purchase and sale of options, zero cost collars and forward sale contracts. The policy also prohibits all directors and Section 16 officers from pledging Company securities as collateral for a loan, including in a margin account.
Insider Trading Policy and Procedures.
The Company has adopted an insider trading policy and procedures governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees, and the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. The Company’s Insider Trading Policy is attached as Exhibit 19 to its Form 10-K filed February 26, 2025.

46

Compensation Discussion & Analysis

Change in Control Agreements
Our current NEOs do not have employment agreements and are all considered, or were considered during their time as an employee, at-will
employees.
Each of our current NEOs has a severance benefit agreement which is designed to protect both the executive officer’s and the Company’s interests in the event of a change in control of the Company, as described on page 59.
The benefits provided under the severance benefit agreements do not impact the HRC Committee’s decisions regarding other elements of the executive officers’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.
Tax Considerations
For tax years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed an income tax deduction to public companies for compensation over $1 million paid to certain executive officers; however, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. As a result of the Tax Cuts and Jobs Act eliminating the performance-based compensation exception under Section 162(m), the Company currently expects that, with respect to 2018 and beyond, any compensation amounts over $1 million paid to any NEO will no longer be tax deductible.
Human Resources and Compensation Committee Report
The HRC Committee has reviewed and discussed the Compensation Discussion & Analysis with management, and, based on that review and discussion, the HRC Committee has recommended to the Board of Directors that this Compensation Discussion & Analysis be included in this proxy statement.

Jai Shah (Chair) Angela Barbee Mark A. Blinn	Robert E. Brunner Manuel A. Fernandez Joseph W. McClanathan

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Executive Compensation and Related Matters

Summary Compensation Table

The following table reports the total 2024 compensation of the two Chief Executive Officers serving the Company in 2024, our Chief Financial Officer, and our three other most highly compensated executive officers as of December 31, 2024. Collectively, we refer to these six executives as the “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value; Nonqualified Deferred Compensation Earnings(3)	All Other Compensation (1)(4)	Total
Karl G. Glassman(5) President and Chief Executive Officer since May 20, 2024	2024	$784,615	$7,823,942	$705,731	$79,615	$479,017	$9,872,920
	2023	256,731	522,307	239,190	149,547	73,841	1,241,616
	2022	750,000	1,319,676	535,500	139,197	338,648	3,083,021
J. Mitchell Dolloff President and Chief Executive Officer through May 20, 2024	2024	435,077	4,043,282	386,775	41,888	816,633	5,723,655
	2023	1,120,000	4,344,981	1,313,200	59,498	509,515	7,347,194
	2022	1,120,000	5,039,319	999,600	46,446	442,453	7,647,818

Benjamin M. Burns(5) Executive VP and Chief Financial Officer	2024	538,462	863,286	292,160	4,443	85,825	1,784,176
	2023	416,346	236,146	309,540	5,977	117,571	1,085,580
J. Tyson Hagale Executive VP, President—Bedding Products	2024	575,385	910,363	255,200	4,332	76,807	1,822,087
	2023	551,923	944,581	120,064	7,170	97,190	1,720,928
	2022	510,577	981,202	267,120	5,155	126,059	1,890,113

Jennifer J. Davis(5) Executive VP and General Counsel	2024	470,000	627,059	218,456	1,976	57,337	1,374,828
R. Samuel Smith, Jr.(5) Executive VP, President—Specialized Products and FF&T Products	2024	404,295	470,879	491,625	5,150	85,324	1,457,273

(1)

Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation and certain other cash items) that was deferred into the ESU Program (to acquire diversified investments) and/or the Deferred Compensation Program (to acquire, at the NEO’s election, an interest-bearing cash deferral, Leggett stock units, or an option to purchase Leggett stock), as follows:

				Deferred Compensation Program
Name	Year	Total Cash Compensation Deferred ($)	ESU ($)	Cash Deferral ($)	Stock Options (#)	Stock Units (#)
Karl G. Glassman	2024
	2023	$24,579	$24,579
	2022	122,701	122,701
J. Mitchell Dolloff	2024	344,186	42,146			35,629
	2023	1,177,095	240,215			52,582
	2022	988,981	208,901			27,850
Benjamin M. Burns	2024	133,672	79,826			4,931
	2023	206,809	69,415			3,934
J. Tyson Hagale	2024	137,398	79,859			5,246
	2023	119,225	64,033			2,458
	2022	227,828	74,655			5,408
Jennifer J. Davis	2024	89,114	65,614			2,137
R. Samuel Smith, Jr.	2024	149,164	86,418			7,674

See the Grants of Plan-Based Awards Table on page 51 for further information on Leggett equity-based awards received in lieu of cash compensation in 2024.

48

Executive Compensation and Related Matters

(2)

Amounts reported in this column reflect the grant date fair value of the PSU awards and RSU awards as detailed in the table below. For a description of the assumptions used in calculating the grant date fair value, see Note L to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2024. The potential maximum value of the PSU awards on the grant date are also included in the table below.

Name	Year	PSU Awards: Grant Date Fair Value	PSU Awards: Potential Maximum Value at Grant Date	RSU Awards: Grant Date Fair Value
Karl G. Glassman	2024	$5,086,194	$10,172,389	$2,737,748
	2023	—	—	522,307
	2022	—	—	1,319,676
J. Mitchell Dolloff	2024	2,331,429	4,662,859	1,711,853
	2023	2,636,493	5,272,986	1,708,488
	2022	2,872,550	5,745,100	2,166,769
Benjamin M. Burns	2024	497,786	995,571	365,500
	2023	143,297	286,593	92,849
J. Tyson Hagale	2024	524,928	1,049,855	385,435
	2023	573,157	1,146,314	371,424
	2022	673,269	1,346,538	307,933
Jennifer J. Davis	2024	361,570	723,139	265,489
R. Samuel Smith, Jr.	2024	271,514	543,028	199,365

(3)	Amounts reported in this column for 2024 are set forth below.

Name	Change in Pension Value(a)	ESU Program(b)	Deferred Stock Units(c)	Total(d)
Karl G. Glassman		$38,271	$41,344	$79,615
J. Mitchell Dolloff		12,524	29,364	41,888
Benjamin M. Burns	$(570)	2,253	2,190	4,443
J. Tyson Hagale		2,901	1,431	4,332
Jennifer J. Davis		1,651	325	1,976
R. Samuel Smith, Jr.		1,159	3,991	5,150

(a)	Change in the present value of the NEO’s accumulated benefits under the defined benefit Retirement Plan, as described on page 53.

(b)	15% discount on dividend equivalents for stock units held in the ESU Program, as described on page 41.

(c)	20% discount on dividend equivalents for stock units held in the Deferred Compensation Program, as described on page 41.

(d)	The total excludes negative amounts from Change in Pension Value.

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Executive Compensation and Related Matters

(4)	Amounts reported in this column for 2024 are set forth below:

Name	ESU Program(a)	Deferred Stock Units(b)	401(k) Matching Contributions(c)	Retirement K Excess Payments(c)	Life and Disability Insurance Benefits	Perks(d)	Termination Payments(e)	Director Compensation(f)	Total
Karl G. Glassman	$41,489		$12,420	$41,217	$7,034			$376,857	$479,017
J. Mitchell Dolloff	32,231	$75,510			1,637		$707,255		816,633
Benjamin M. Burns	61,047	13,462	3,980	5,986	1,350				85,825
J. Tyson Hagale	61,072	14,385			1,350				76,807
Jennifer J. Davis	50,178	5,875			1,284				57,337
R. Samuel Smith, Jr.	66,088	15,686			3,550				85,324

(a)

This amount represents the Company’s matching contributions under the ESU Program, the additional 17.65% contribution for diversified investments acquired with employee contributions, and the 15% discount on Leggett stock units acquired with Company matching contributions.

(b)	This amount represents the 20% discount on stock units acquired with employee contributions to the Deferred Compensation Program.

(c)	The Company’s 401(k) and Retirement K Excess Plan are described on page 42.

(d)

None of the NEOs received perquisites or other personal benefits with an aggregate value of $10,000 or more in 2024. For disclosure purposes, perquisites are valued at the Company’s aggregate incremental cost. Pursuant to an aircraft time sharing agreement, Mr. Glassman may lease certain Company aircraft with flight crew on a non-exclusive basis for personal travel for him and his guests subject to him reimbursing the Company for the aggregate incremental cost of such flights (provided such amount does not exceed the maximum allowed under applicable Federal Aviation Regulations), including the costs of any “deadhead” flights necessitated by such personal use. Aggregate incremental cost is calculated based upon the variable costs of the flight, including but not limited to fuel, landing fees, and ground transportation. Because the Company is reimbursed by Mr. Glassman for such personal use, there is no aggregate incremental cost to the Company.

(e)

Payments made to Mr. Dolloff in connection with his resignation on May 20, 2024 and pursuant to the Transition and Consulting Agreement or otherwise provided pursuant to his retirement benefits, consisting of $689,231 for consulting fees and $18,025 for 12 months of COBRA continuation benefits. The prorated amount of Mr. Dolloff’s 2024 KOIP payment is reflected under Non-Equity Incentive Plan Compensation for 2024. For additional information regarding payments to Mr. Dolloff in connection with his resignation, see Payments in Connection with Former CEO Resignation at page 61.

(f)

Reflects Mr. Glassman’s compensation for a partial year of service as a non-management director prior to his appointment as CEO on May 20, 2024. For director compensation information, see the Director Compensation Table on page 11.

(5)

Mr. Glassman was an NEO in 2022 and 2024, but not in 2023; however, his 2023 compensation is reported as well. Mr. Burns became an NEO of the Company for the first time in 2023, and Ms. Davis and Mr. Smith each became an NEO for the first time in 2024.

50

Executive Compensation and Related Matters

Grants of Plan-Based Awards in 2024

The following table sets forth, for the year ended December 31, 2024, information concerning each grant of an award made to the NEOs in 2024 under the Company’s Flexible Stock Plan and the Key Officers Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Shares of Stock or Units(4) (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Award Type(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Karl G. Glassman	2/26/24	RS							15,281	(5)	$310,000
	5/20/24	AI	$531,424	$1,062,848	$2,125,697
	5/20/24	PSU				199,459	332,431	664,862			5,086,194
	5/20/24	RSU							221,621		2,737,748
	—	DSU
J. Mitchell Dolloff	2/26/24	AI	291,246	582,492	1,164,984
	2/26/24	PSU				91,429	152,381	304,762			2,331,429
	2/26/24	RSU							101,587		1,711,853
	—	DSU							35,629		377,550
Benjamin M. Burns	2/26/24	AI	220,000	440,000	880,000
	2/26/24	PSU				19,521	32,535	65,070			497,786
	2/26/24	RSU							21,690		365,500
	—	DSU							4,931		67,308
J. Tyson Hagale	2/26/24	AI	232,000	464,000	928,000
	2/26/24	PSU				20,585	34,309	68,618			524,928
	2/26/24	RSU							22,873		385,435
	—	DSU							5,246		71,924
Jennifer J. Davis	2/26/24	AI	164,500	329,000	658,000
	2/26/24	PSU				14,179	23,632	47,264			361,570
	2/26/24	RSU							15,755		265,489
	—	DSU							2,137		29,375
R. Samuel Smith, Jr.	2/26/24	AI	172,500	345,000	690,000
	2/26/24	PSU				10,648	17,746	35,492			271,514
	2/26/24	RSU							11,831		199,365
	—	DSU							7,674		78,432

(1)	Award Type:
RS—Restricted Stock
AI—Annual Incentive
PSU—Performance Stock Units
RSU—Restricted Stock Units
DSU—Deferred Stock Units

(2)	The performance metrics, payout schedules and other details of the NEOs’ annual incentive are described on page 36.

(3)

The 2024 PSU awards vest at the end of a three-year performance period with 50% based on total EBITDA and 50% based upon ROIC, subject to a payout multiplier of 0.75 to 1.25 based on our TSR as measured relative to a peer group. If EBITDA and ROIC are achieved at their respective thresholds, and the Relative TSR Multiplier is 1.00, the payout percentage would be 60%. The 2024 PSU awards are described on page 39.

(4)

DSU amounts (from the Deferred Compensation Program described on page 41) reported in this column represent stock units acquired in lieu of cash compensation. Stock units are purchased on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. DSUs are acquired at a 20% discount to the market price of our common stock on the acquisition date. We recognize compensation expense for this discount, which is reported in the All Other Compensation column of the Summary Compensation Table on page 48.

(5)

Represents the equity portion of director compensation for the Director Retainer and the Board Chairman Additional Retainer that Mr. Glassman elected to receive in restricted stock. Director compensation is described on page 11.

51

Executive Compensation and Related Matters

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table reports the outstanding stock options, PSUs, and RSUs held by each NEO as of December 31, 2024.

	Option Awards					Stock Awards
			Exercisable Securities Underlying Unexercised Options (#)			Unvested Stock Units				Equity Incentive Plan Awards—Unearned Shares, Units or Other Unvested Rights
Name	Grant Date(1)			Exercise Price ($)	Expiration Date	Grant Date		Number of Units(2) (#)	Market Value(3) ($)	Performance Period(4)		Number of Units(5) (#)	Market or Payout Value(3) ($)
Karl G. Glassman	1/4/2016		80,449	41.02	1/3/2026	RSU Awards	(6)			PSU Awards	(7)
	12/30/2016	*	40,917	48.88	12/29/2026	2/22/22		12,996	124,762	2023–2025		—	—
	12/17/2018	*	55,051	36.33	12/16/2028	3/10/23		12,222	117,331	2024–2026		332,431	3,191,338
						5/20/24		221,621	2,127,562
Total			176,417					246,839	2,369,654			332,431	3,191,338
J. Mitchell Dolloff						RSU Awards				PSU Awards	(8)
						1/1/22		7,585	72,816
						2/22/22		12,938	124,205	2023–2025		44,976	431,770
						3/10/23		39,979	383,798	2024–2026		152,381	1,462,858
						2/26/24		101,587	975,235
Total								162,089	1,556,054			197,357	1,894,628
Benjamin M. Burns						RSU Awards				PSU Awards
						2/22/22		650	6,240	2023–2025		2,445	23,472
						3/10/23		2,173	20,861	2024–2026		32,535	312,336
						2/26/24		21,690	208,224
Total								24,513	235,325			34,980	335,808
J. Tyson Hagale						RSU Awards				PSU Awards
						2/22/22		3,033	29,117	2023–2025		9,778	93,869
						3/10/23		8,692	83,443	2024–2026		34,309	329,366
						2/26/24		22,873	219,581
Total								34,598	332,141			44,087	423,235
Jennifer J. Davis						RSU Awards				PSU Awards
						2/22/22		450	4,320	2023–2025		1,960	18,816
						3/10/23		1,742	16,723	2024–2026		23,632	226,867
						2/26/24		15,755	151,248
Total								17,947	172,291			25,592	245,683
R. Samuel Smith, Jr.						RSU Awards				PSU Awards
						2/22/22		456	4,378	2023–2025		1,460	14,016
						3/10/23		1,298	12,461	2024–2026		17,746	170,362
						2/26/24		11,831	113,578
Total								13,585	130,416			19,206	184,378

(1)

No portion of the unexercised option awards reported above were unexercisable on December 31, 2024. These option grants were issued subject to our standard vesting terms, become exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date, and have a 10-year term.

* Option grant under the Deferred Compensation Program which becomes exercisable on March 15, approximately 15 months following the grant date, and has a 10-year term.

(2)	These amounts represent the unvested RSUs relating to each of the listed grants. One-third of each RSU award vests on the first, second, and third anniversaries of the grant date.

(3)

Values shown in these columns were calculated by multiplying the number of units shown in the prior column by the per share value of $9.60, the closing market price of our common stock on December 31, 2024.

(4)	PSU awards were granted in connection with our HRC Committee’s first quarter meeting and have a three-year performance period ending on December 31.

(5)

The 2023-2025 PSU awards are disclosed at the threshold payout level (50% of the base award) because our projected EBITDA and ROIC for each performance period placed the anticipated payouts below the threshold level. The 2024-2026 PSU awards are disclosed at the target level (100% of the base award) because those awards are projected to vest between the threshold level and the target level. The PSUs are described at page 39.

(6)

Mr. Glassman also held 15,291 unvested shares of restricted stock that he was awarded in connection with his service as a director prior to his appointment as CEO on May 20, 2024, with such shares having a market value of $146,698.

52

Executive Compensation and Related Matters

(7)

Pursuant to Mr. Glassman’s 2024 Interim PSU Award Agreement, in the event of retirement prior to the end of the performance period, because Mr. Glassman is retirement eligible, he will receive a prorated award based on the number of days in the performance period beginning on January 1, 2024 and ending on his retirement date.

(8)

All of Mr. Dolloff’s PSU awards outstanding at the time of his resignation on May 20, 2024 will be prorated to reflect the number of days he was employed during the applicable performance period through his resignation date.

Option Exercises and Stock Vested in 2024

The following table reports the stock awards vested in 2024 and the value realized by the NEOs upon such vesting. The stock award amounts represent the payout of certain RSU awards that vested during the year. In 2024, no stock options were exercised by the NEOs and no PSU awards vested.

	Stock Awards
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karl G. Glassman(1)	43,469	$827,365
J. Mitchell Dolloff	46,777	1,007,722
Benjamin M. Burns	2,155	44,402
J. Tyson Hagale	8,284	165,957
Jennifer J. Davis	1,699	35,015
R. Samuel Smith, Jr.	1,482	30,526

(1)	The amounts shown for Mr. Glassman include 9,021 shares of restricted stock previously granted for his service as a director prior to his appointment as CEO on May 20, 2024.

Dollar amounts shown above are calculated based upon the closing price of the Company’s stock on the vesting date. For those shares distributed to the NEOs upon the RSUs vesting, they may continue to hold the shares or sell them in accordance with applicable laws and Company policies. The RSU awards were settled entirely in shares of Leggett stock.

Pension Benefits in 2024

We had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date, and the Retirement Plan was closed to new participants. Of our current NEOs, only Mr. Glassman and Mr. Burns participated in the Retirement Plan before it was frozen. Participants no longer accrue additional benefits under the Retirement Plan, however, the present value of the benefits may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. The normal monthly retirement benefit is the total of 1% of the employee’s average monthly salary for each year of participation in the Retirement Plan. Benefits are calculated based on actual years of participation in the Retirement Plan, and benefits become payable when a participant reaches age 65 (normal retirement age). Mr. Glassman received payments under the Retirement Plan in 2024 following his retirement as an executive officer of the Company in 2023. None of our other NEOs are eligible for early retirement benefits under the Retirement Plan (minimum age 55 and at least 15 years of service), under which he or she would receive a monthly benefit reduced by 1/180th for the first 60 months and a monthly benefit reduced by 1/360th for any additional months before reaching normal retirement age.

53

Executive Compensation and Related Matters

The following table lists the present value of accumulated benefits payable to the NEOs under the Retirement Plan:

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Karl G. Glassman	41		$13,579
J. Mitchell Dolloff	N/A
Benjamin M. Burns	22	$5,839
J. Tyson Hagale	N/A
Jennifer J. Davis	N/A
R. Samuel Smith, Jr.	N/A

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2024 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the PRI2012 mortality table and discounted that amount back to December 31, 2024 using a 5.30% discount rate. These assumptions are the same as those used for financial reporting purposes found in Note M to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2024, except those are reported on a weighted average basis for all plans.

Non-Qualified Deferred Compensation in 2024

The following table provides the aggregate 2024 contributions, earnings, withdrawals, and ending balances for each NEO’s deferred compensation accounts. The year-end balances are based on the $9.60 closing market price of our common stock on December 31, 2024.

Name	Deferral Type or Program(1)	Executive Contributions in 2024(2)	Company Contributions in 2024(2)	Aggregate Earnings In 2024(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2024(4)
Karl G. Glassman	ESU		$41,489	$(2,946,757)	$1,000,801	$5,759,125
	DSU			(2,455,970)	459,349	1,545,169
	EDSP			2,238	186,326
Total			41,489	(5,400,489)	1,646,476	7,304,294
J. Mitchell Dolloff	ESU	$42,146	32,231	(4,074,605)		25,334
	DSU	302,040	75,510	(1,985,505)	675,044	1,531,409
Total		344,186	107,741	(6,060,110)	675,044	1,556,743
Benjamin M. Burns	ESU	79,826	61,047	(124,500)		947,238
	DSU	53,846	13,462	(130,431)	99,610	111,031
Total		133,672	74,509	(254,931)	99,610	1,058,269
J. Tyson Hagale	ESU	79,859	61,072	(232,523)		713,991
	DSU	57,539	14,385	(76,121)	136,933	75,505
Total		137,398	75,457	(308,644)	136,933	789,496
Jennifer J. Davis	ESU	65,614	50,178	(108,355)		676,720
	DSU	23,500	5,875	(24,509)	5,499	30,167
Total		89,114	56,053	(132,864)	5,499	706,887
R. Samuel Smith, Jr.	ESU	86,418	66,088	(116,404)		493,756
	DSU	62,746	15,686	(250,976)		231,697
Total		149,164	81,774	(367,380)		725,453

(1)	Deferral Type or Program:
ESU—Executive Stock Unit Program (see description at page 41)
DSU—Deferred Compensation Program—Stock Units (see description at page 41)

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Executive Compensation and Related Matters

EDSP—Executive Deferred Stock Program. This is a frozen program under which executives deferred the gain from their stock option exercises from 1 to 15 years. Upon deferral, the participant was credited with stock units representing the net option shares deferred, and the units accumulate dividend equivalents during the deferral period.

(2)	Amounts reported in these columns are also included in the totals reported in the Summary Compensation Table.

(3)

Aggregate earnings include interest, dividends and the appreciation (or depreciation) of the investments in which the accounts are held. The following amounts, representing preferential earnings relating to interest and dividends paid in 2024 on the ESU and Deferred Compensation Programs, are reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table: Glassman—$79,615; Dolloff—$41,888; Burns—$4,443; Hagale—$4,332; Davis—$1,976; and Smith—$5,150.

(4)

Of the balances reported in this column (which are net of distributions from prior years’ deferrals), the following aggregate amounts were included in the totals reported in the Summary Compensation Table as executive contributions, company contributions, or preferential earnings in 2022, 2023 and 2024: Glassman—$780,277; Dolloff—$3,693,690; Burns—$532,330 (2023 and 2024 only); Hagale—$797,114; Davis—$147,143 (2024 only); and Smith—$236,088 (2024 only).

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Executive Compensation and Related Matters

Pay Versus Performance
The following table reports the compensation of our current and former CEO and the average compensation of the other non-CEO

Named Executive Officers (the “Other NEOs”) as reported in the Summary Compensation Table for the past five fiscal years, as well as their “Compensation Actually Paid” as calculated pursuant to SEC rules and certain performance measures required by SEC rules.

							Value of Initial Fixed $100 Investment Based on:			Company- Selected Measure:
Year	Summary Compensation Table Total for Mr. Glassman (1)	Compensation Actually Paid to Mr. Glassman (2)	Summary Compensation Table Total for Mr. Dolloff (1)	Compensation Actually Paid to Mr. Dolloff (2)	Average Summary Compensation Table Total for Other NEOs (1)	Average Compensation Actually Paid to Other NEOs (2)	Leggett’s Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income (in millions)	Adjusted EBITDA (4)(5) (in millions)
2024	$9,872,920	$4,537,359	$5,723,655	$920,477	$1,609,591	$923,762	$24	$154	$(511.4)	$402.2
2023	—	—	7,347,194	3,415,881	1,900,393	972,427	62	145	(136.8)	506.2
2022	—	—	7,647,818	3,585,036	2,453,626	(18,148)	72	111	309.9	656.6
2021	9,210,966	7,022,205	—	—	2,716,052	1,955,550	88	147	402.6	747.8
2020	8,742,815	4,830,970	—	—	2,486,174	1,904,185	91	117	253.1	654.3

(1)
In 2024, Mr. Dolloff was the CEO until his resignation on May 20, 2024, at which time Mr. Glassman was appointed CEO. The 2024 Summary Compensation Total for Mr. Glassman includes $376,857 as compensation for a partial year of service as a non-management director prior to his appointment as CEO on May 20, 2024. The Other NEOs in 2024 were Mr. Burns, Mr. Hagale, Ms. Davis, and Mr. Smith. In 2023, Mr. Dolloff was the CEO, and the Other NEOs were Mr. Burns, Mr. Jeffrey L. Tate, Mr. Steven K. Henderson, Mr. Hagale and Mr. Scott S. Douglas. In 2022, Mr. Dolloff was the CEO, and the Other NEOs were Mr. Glassman (Executive Chairman), Mr. Tate, Mr. Henderson and Mr. Hagale. In 2021 and 2020, Mr. Glassman was the CEO, and the Other NEOs were Mr. Dolloff, Mr. Tate, Mr. Henderson and Mr. Douglas.

(2)
The Summary Compensation Table totals reported for the CEO and the Other NEOs for 2024 were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation

S-K

to calculate “Compensation Actually Paid”:

	2024
	Glassman	Dolloff	Other NEOs
Summary Compensation Table Total	$9,872,920	$5,723,655	$1,609,591
Adjustments
Deduction for the change in actuarial present values reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	0	0	0
Increase for service cost for pension plans (a)	0	0	0
Deduction for amounts reported under the “Stock Awards” column of the Summary Compensation Table (b)	(7,513,942)	(4,043,282)	(717,897)
Increase for the fair value of awards granted during the year that remain outstanding and unvested at the end of the year (c)	2,906,462	1,265,027	224,611
Increase/deduction for the change in fair value of awards granted in a prior year that remain outstanding and unvested at the end of the year	(417,862)	(1,515,807)	(124,853)
Increase/deduction for the change in fair value of awards granted in a prior year that vested during the year	(310,219)	(509,116)	(67,690)
Compensation Actually Paid	4,537,359	920,477	923,762

(a)	Following the Company’s Retirement Plan (described at page 53) being frozen in 2006, participants no longer earn additional benefits, resulting in no annual increase in service costs.

(b)
The Company had no option awards to report in the Summary Compensation Table, no outstanding and unvested option awards, and no option awards that vested during the applicable years. The deduction amount reported for Mr. Glassman includes $310,000 attributable to a stock award he was granted as a director prior to his appointment as CEO on May 20, 2024.

(c)	The amount reported for Mr. Glassman includes $146,698 attributable to 15,281 shares of restricted stock he was granted as a director prior to his appointment as CEO on May 20, 2024.

(3)
The peer group consists of the companies used for the stock performance graph in the Company’s Annual Report to Shareholders for the year listed. For 2020 through 2023, the peer group consisted of: Carlisle Companies Incorporated, Danaher Corporation, Dover Corporation, Eaton Corporation plc, Emerson Electric Co., Illinois Tool Works Inc., Ingersoll Rand Inc., Masco Corporation, Pentair plc, and PPG Industries, Inc. We updated our peer group for 2024 to include companies that better reflect our end market exposure, macroeconomic sensitivity, and capital discipline. For 2024, the peer group consisted of: AMETEK, Inc., Core & Main, Inc., Fortune Brands Innovations, Inc., Gentherm Incorporated,

La-Z-Boy

Incorporated, Lear Corporation, Masco Corporation, MillerKnoll, Inc., Mohawk Industries, Inc., and Somnigroup International Inc. (formerly known as Tempur Sealy International, Inc.). The cumulative

5-year

total shareholder returns through December 31, 2024 of the former peer group, the current peer group, and the Company were $194, $154 and $24, respectively.

56

Executive Compensation and Related Matters

(4)
The Company has identified Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as the company-selected measure for this pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to each CEO and Other NEOs in 2024 to the Company’s performance.

Adjusted EBITDA is the primary metric (weighted 65%) in the Company’s Key Officers Incentive Plan (KOIP) for 2024 described at page 36, and total adjusted EBITDA over the three year performance period accounts for 50% of the payout of the 2024 Performance Stock Units, described at page 39. Adjusted EBITDA is a component of cash flow, a metric weighted at 35% of the KOIP and also described at page 37.
Adjusted EBITDA is derived from earnings before interest and income taxes as reported in the Company’s Consolidated Statements of Operations, plus depreciation and amortization reported in the Company’s Consolidated Statements of Cash Flows and subject to the adjustments applied to the KOIP’s EBITDA calculation, including all items of gain, loss or expense (i) from non-cash

impairments; (ii) related to loss contingencies identified in the Company’s

10-K

relating to the fiscal year immediately preceding the performance period; (iii) related to the disposal of a segment of a business; and (iv) related to a change in accounting principle. Financial results from acquisitions are excluded in the year of acquisition, and financial results from businesses classified as discontinued operations and businesses divested during the year are included. Adjusted EBITDA also excludes (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going

business activities, including changes to the Company’s capital allocation priorities and related uses of cash.

(5)
Adjusted EBITDA was chosen from the following five most important financial performance measures used by the Company to link compensation actually paid to each CEO and Other NEOs in 2024 to the Company’s performance:

Performance Metrics
Adjusted EBITDA
Cash Flow (as defined in the KOIP, described at page 37)
ROIC (as defined in the 2024 Performance Stock Unit Awards, described at page 39)
EBIT CAGR (as defined in the 2022 Performance Stock Unit Awards, described at page 40)
Relative Total Shareholder Return (as defined in the 2024 Performance Stock Unit Awards, described at page 39)
Compensation Actually Paid versus Leggett Total Shareholder Return
.

The chart below reflects the Compensation Actually Paid to our CEOs and the average of the Other NEOs in 2020, 2021, 2022, 2023 and 2024 and the Company’s cumulative TSR over that same period, based upon the value of an initial $100 investment in Leggett stock on December 31, 2019. See the tables and related footnotes beginning on page 56 for the specific dollar amounts and additional details.

Compensation Actually Paid Versus Leggett TSR
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
2020
2021
2022
2023
2024
Compensation Actually Paid to Mr. Glassman
Compensation Actually Paid to Mr. Dolloff
Average Compensation Actually Paid to Other NEOs
Leggett Total Shareholder Return – Value of Initial Fixed $100 Investment

As shown in the pay versus performance table on page 56, the cumulative TSR of the peer group appreciably outperformed the Company’s TSR in the years reported.

57

Executive Compensation and Related Matters

Compensation Actually Paid versus Adjusted EBITDA
.

The chart below reflects the Compensation Actually Paid to our CEOs and the average of the Other NEOs in 2020, 2021, 2022, 2023 and 2024 and the Company’s Adjusted EBITDA over that same period. See the tables and related footnotes beginning on page 56 for the specific dollar amounts and additional details.

Compensation Actually Paid Versus Adjusted EBITDA
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$800
$700
$600
$500
$400
$300
2020
2021
2022
2023
2024
Compensation Actually Paid to Mr. Glassman
Compensation Actually Paid to Mr. Dolloff
Average Compensation Actually Paid to Other NEOs
Adjusted EBITDA (in Millions)

Compensation Actually Paid versus Net Income
.

The chart below reflects the Compensation Actually Paid to our CEOs and the average of the Other NEOs in 2020, 2021, 2022, 2023 and 2024 and the Company’s Net Income over that same period. See the tables and related footnotes beginning on page 56 for the specific dollar amounts and additional details.

Compensation Actually Paid Versus Net Income
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$500
$300
$100
$(100)
$(300)
$(500)
$(700)
2020
2021
2022
2023
2024
Compensation Actually Paid to Mr. Glassman
Compensation Actually Paid to Mr. Dolloff
Average Compensation Actually Paid to Other NEOs
Net Income (in Millions)

58

Executive Compensation and Related Matters

Potential Payments upon Termination or Change in Control
This section describes the payments and benefits that may be received by our NEOs upon termination of employment, in excess of the amounts generally paid to our salaried employees upon termination of employment. None of our current NEOs have employment agreements and all are considered, or were considered during their time as an employee, at-will

employees.
Severance Benefit Agreements
.

Each of our currently employed NEOs has a severance benefit agreement which provides for specific payments and benefits over 24 months (Protected Period) upon certain termination events following a change in control of the Company.
In general, a change in control is deemed to occur when: (i) a shareholder acquires shares giving it ownership of 40% or more of our common stock, (ii) the current directors or their “successors” no longer constitute a majority of the Board of Directors, (iii) after a merger or consolidation with another corporation, less than 65% of the voting securities of the surviving corporation are owned by our former shareholders, (iv) the Company is liquidated or sells substantially all of its assets to an unrelated third party, or (v) the Company enters into an agreement or publicly announces an intent to take actions which would result in a change in control.
The payments and benefits payable under the severance agreements are subject to a “double trigger”; that is, they become payable only after both (i) a change in control of the Company and (ii) the executive officer’s employment is terminated by the Company (except for cause or upon disability) or the executive officer terminates his or her employment for “good reason.” In general, the executive officer would have good reason to terminate his or her employment if he or she were required to relocate or experienced a reduction in job responsibilities, compensation or benefits, or if the successor company did not assume the obligations under the agreement. The Company may cure the “good reason” for termination within 30 days of receiving notice of such from the executive.
If the Company terminates the executive for cause, the severance benefits do not become payable. Events triggering a termination for cause include (i) conviction of a felony or any crime involving Company property, (ii) willful breach of the Code of Conduct or Financial Code of Ethics that causes significant injury to the Company, (iii) willful act or omission of fraud, misappropriation or dishonesty that causes significant injury to the Company or results in material enrichment of the executive at the Company’s expense, (iv) willful violation of specific written directions of the Board following notice of such violation, or (v) continuing, repeated, willful failure to substantially perform duties after written notice from the Board.
Once the double trigger conditions are satisfied, the executive becomes entitled to receive the following payments and benefits:

•	Base salary through the date of termination.

•	Pro-rata annual incentive award based upon the actual results under the Key Officers Incentive Plan for the year of termination.

•	Severance payments equal to 200% of base salary and target annual incentive paid in bi-weekly installments over 24 months following the date of termination.

•
Continuation of health insurance, life insurance and fringe benefits for 24 months following the date of termination, as permitted by the Internal Revenue Code, or an equivalent bi-weekly

cash payment.

•	Lump sum additional retirement benefit based upon the actuarial equivalent of an additional 24 months of continuous service following the date of termination.
The executive is not required to mitigate the amount of any termination payment or benefit provided under his or her severance benefit agreement, but any health insurance or fringe benefits he or she may receive from a new job will reduce any benefits provided under the agreement.

59

Executive Compensation and Related Matters

Accelerated Vesting of PSUs and RSUs.

The terms and conditions of the PSU and the RSU awards provide for “double trigger” vesting (a qualifying termination of employment following a change in control, unless the acquirer requires the outstanding awards to be terminated as a result of the change in control), such that all outstanding PSUs will vest at the maximum 200% payout and all unvested RSUs become vested. The acceleration of equity-based award vesting upon a change in control is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity-based awards at the time of the transaction.
The tables below provide the estimated potential payments and benefits that the NEOs would receive in the event of any termination of employment. We have used the following assumptions and methodology to calculate these amounts:

•	Each termination of employment is deemed to have occurred on December 31, 2024. Potential payments reflect the benefits and arrangements in effect on that date.

•
The tables reflect only the additional payments and benefits the NEOs would be entitled to receive as a result of the termination of employment. Fully vested benefits described elsewhere in this proxy statement (such as deferred compensation accounts and pension benefits) and payments generally available to U.S. employees upon termination of employment (such as accrued vacation) are not included in the tables.

•	To project the value of stock plan benefits, we used the December 31, 2024 closing market price of our common stock of $9.60 per share and a dividend yield of 2.08%.
The potential payments and benefits presented in the following tables are only estimates provided solely for disclosure purposes and may vary from the amounts that are ultimately paid in connection with an actual termination of employment.
Potential Payments upon Termination Following a Change in Control

Name	Severance Payments (1)	Vesting of PSU Awards (2)	Vesting of RSU Awards (3)	Retirement Benefits (4)	Health and Life Insurance Benefits (5)	Total
Karl G. Glassman	$5,992,500	$4,276,392	$2,369,654	$208,075	$38,371	$12,884,992
Benjamin M. Burns	1,980,000	449,507	235,325	233,644	57,866	2,956,342
J. Tyson Hagale	2,088,000	565,251	332,141	227,218	57,866	3,270,476
Jennifer J. Davis	1,598,000	328,839	172,291	170,593	57,866	2,327,589
R. Samuel Smith, Jr.	1,750,000	246,779	130,416	185,504	52,794	2,365,493

(1)
This amount represents the total

bi-weekly

cash severance payments made during the Protected Period pursuant to the severance agreements. The severance agreements for each NEO also provide for a pro-rata

annual incentive payment for the year in which the termination occurs; however, this amount vests under the KOIP on December 31 of each year, so no incremental compensation would have been payable as of December 31, 2024.

(2)
Upon a termination of employment following a change in control, the PSU awards provide for payout at the maximum 200%. These amounts represent the incremental portion of the award attributable to the additional vesting beyond December 31, 2024: 33% of the 2023-2025 PSU awards and 67% of the 2024-2026 PSU awards.

(3)
Upon a termination of employment following a change in control, the RSU awards provide for vesting of all outstanding RSUs. This amount represents the value of the NEOs’ unvested RSUs on December 31, 2024.

(4)
This amount represents the additional retirement benefit due under the severance agreements based upon additional Company contributions for the length of the Protected Period under the Executive Stock Unit Program and, for Mr. Glassman and Mr. Burns, the Retirement K and Retirement K Excess Plan.

(5)	This amount represents the value of continued health insurance and life insurance premiums which continue through the Protected Period under the severance agreements.

60

Executive Compensation and Related Matters

Potential Payments Following Death or Disability

Name	Vesting of PSU Awards (1)	Vesting of RSU Awards (2)	Total
Karl G. Glassman	$2,138,196	$2,369,654	$4,507,850
Benjamin M. Burns	224,753	235,325	460,078
J. Tyson Hagale	282,626	332,141	614,767
Jennifer J. Davis	164,420	172,291	336,711
R. Samuel Smith, Jr.	123,390	130,416	253,806

(1)
Upon a termination of employment following death or disability, the PSU awards provide for immediate vesting at 100% of the base award. Pursuant to Mr. Glassman’s 2024 Interim PSU Award Agreement, in the event of retirement prior to the end of the performance period, because Mr. Glassman is retirement eligible, he will receive a prorated award based on the number of days in the performance period beginning on January 1, 2024 and ending on his retirement date. All of Mr. Dolloff’s PSU awards outstanding at the time of his resignation on May 20, 2024 will be prorated to reflect the number of days he was employed during the applicable performance period through his resignation date. These amounts represent the incremental portion of the award attributable to the additional vesting beyond December 31, 2024: 33% of the 2023-2025 PSU awards and 67% of the 2024-2026 PSU awards.

(2)	Upon a termination of employment following death or disability, the RSU awards provide any outstanding portion of the award will vest immediately.
In the event of a termination of employment due to a NEO’s death, the standard salaried employee’s life insurance benefit is payable at two times base salary (up to a maximum $800,000), which doubles in the event of death due to an accident.
Potential Payments Following Retirement

Name	Vesting of RSU Awards (1)
Karl G. Glassman	$2,369,654
Benjamin M. Burns
J. Tyson Hagale	332,141
Jennifer J. Davis
R. Samuel Smith, Jr.

(1)
Following a qualifying retirement, the RSU awards provide any outstanding portion of the award will continue to vest on each future vesting date. Mr. Burns, Ms. Davis, and Mr. Smith do not yet meet the age and service requirements for retirement eligibility under the RSU awards.

Payments in Connection with Former CEO Resignation.

On May 20, 2024, Mr. Dolloff resigned as the Company’s President and Chief Executive Officer. In connection with Mr. Dolloff’s resignation, the Company and Mr. Dolloff entered into a Transition and Consulting Agreement (the “Consulting Agreement”), pursuant to which Mr. Dolloff agreed to serve as a senior advisor to the Chief Executive Officer for a 12 month period. Below is a general summary of benefits to be provided to Mr. Dolloff in exchange for his consulting services, or otherwise provided pursuant to his retirement benefits:

•	consulting fees of $1,120,000 paid in bi-weekly installments during the term of the Consulting Agreement;

•
$386,775, which represents the bonus Mr. Dolloff otherwise would have received under the Company’s KOIP, had he remained employed through December 31, 2024, which was dependent upon the final 2024 KOIP performance results, and which was pro-rated

to reflect his partial year of employment with the Company during 2024, and is subject to the terms and conditions of the KOIP;

•
all outstanding RSU awards will continue to vest as if Mr. Dolloff had remained employed by the Company on the vesting dates, as set forth in and subject to the terms of the applicable award agreements;

61

Executive Compensation and Related Matters

•
all outstanding PSU awards will remain outstanding and be eligible to vest at the end of the respective performance period based on the achievement of applicable performance goals, but will be prorated to reflect the number of days Mr. Dolloff was employed during the applicable performance period through his resignation date, as set forth in and subject to the terms of the applicable PSU award agreements;

•	$18,024.60, which represents the value of COBRA continuation benefits for a 12 month period, less withholdings and taxes;

•	$86,153.84, less applicable tax withholdings and other required payroll deductions, which represents the value of four weeks of accrued, but unused, vacation time; and

•	the reimbursement of reasonable expenses.

62

Executive Compensation and Related Matters

CEO Pay Ratio
The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the methodology described below, pursuant to SEC rules.
The annual compensation of Leggett’s CEO for 2024 (as described below) was $14,521,026, and the annual compensation for our median employee (including employer-provided health benefits) was $54,682 resulting in a ratio of 266 to 1.
As permitted by, and in accordance with, Instruction 10 to Item 402(u) of Regulation

S-K,

for 2024, we used the total compensation for Mr. Dolloff, our former President and Chief Executive Officer (our “
Prior CEO
”), from January 1, 2024 through May 20, 2024, during which time he served as President and Chief Executive Officer, plus the total compensation for our CEO who is currently serving in such capacity, Mr. Glassman from May 20, 2024 through December 31, 2024. The total compensation for Mr. Dolloff during this time period was $5,017,902, which includes total compensation as set forth in the Summary Compensation Table plus the value of employer-provided health benefits, less $689,231 for consulting fees and $18,025 for 12 months of COBRA continuation benefits, which are both listed under “All Other Compensation” in the Summary Compensation Table, as such payments are not considered (and were not paid as) compensation provided to our Prior CEO during the time in which he served as President and Chief Executive Officer. The total compensation for Mr. Glassman during this time period was $9,503,124, which includes total compensation as set forth in the Summary Compensation Table plus the value of employer-provided health benefits, less $376,857 for compensation for a partial year of service as a non-management director prior to his appointment as CEO. Adding these two amounts, we arrive at a value of $14,521,026, used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee.
As a multi-national manufacturing company, a majority of Leggett’s workforce is employed outside the United States. In addition, approximately two-thirds

of Leggett’s employees are hourly-paid production workers. Leggett operates approximately 120 manufacturing facilities in 18 countries, and we offer competitive compensation and benefits in line with local labor markets and in accordance with applicable laws.
There have been no significant changes in our employee population or compensation arrangements for 2024 that we reasonably believe would result in a significant change to our pay ratio disclosure since identifying the median employee in 2023. Therefore, the same individual identified as the median employee for 2023 has been used for the 2024 pay ratio. In identifying the median employee for 2023, we followed the methodology used in 2020. As of October 1, 2023, we had a total of 19,448 employees worldwide. In establishing the population from which to identify our median employee, we excluded all employees located in Brazil (259), Croatia (393) and India (308) under the 5% de minimis exception of the applicable rule, based upon the 19,448 total. We gathered compensation data for a statistically relevant, randomized sample of 400 employees from across our entire, worldwide employee base (less the de minimis exclusion described above and excluding the CEO). We used cash compensation paid during fiscal year 2023 as the consistently applied compensation measure, which consisted of wages, overtime, salary and bonuses. Compensation of

non-U.S.

employees was converted from local currency to U.S. dollars using exchange rates in effect on December 31, 2023. For those employees hired and/or separated from service in 2023, their cash compensation paid in 2023 was annualized.

63

Security Ownership

Security Ownership of Directors and Executive Officers

The following table reports the beneficial ownership of our common stock on March 5, 2025, by the Company’s directors, the Named Executive Officers, as well as all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned

Directors and Executive Officers	Common Stock	Stock Units(1)	Options Exercisable within 60 Days	Total	% of Class(2)

Angela Barbee, Director	20,431	13,573		34,004

Mark A. Blinn, Director	32,302			32,302

Robert E. Brunner, Director	24,004	85,241		109,245

Benjamin M. Burns, Executive VP and Chief Financial Officer	45,766	88,746		134,512	0.1%

Mary Campbell, Director	9,276	39,563	4,274	53,113

Jennifer J. Davis, Executive VP and General Counsel	16,489	61,525		78,014

J. Mitchell Dolloff, Former President and Chief Executive Officer, Former Director	261,926	220,720		482,646	0.35%

Manuel A. Fernandez, Director	48,950	22,653	21,822	93,425

Karl G. Glassman, President and Chief Executive Officer, Board Chairman, Director	609,531	862,724	176,417	1,648,672	1.21%

J. Tyson Hagale, Executive VP, President—Bedding Products	33,656	100,412		134,068	0.1%

Joseph W. McClanathan, Director	54,170	36,619		90,789

Srikanth Padmanabhan, Director	38,623	16,532		55,155

Jai Shah, Director	3,820	52,186	25,886	81,892

R. Samuel Smith, Jr., Executive VP, President—Specialized Products and FF&T Products	3,911	81,800		85,711

Phoebe A. Wood, Director	46,459	33,575		80,034

All executive officers and directors as a group (17 persons)	1,054,866	1,644,731	228,399	2,927,996	2.14%

(1)

Stock units include shares under the Company’s Executive Stock Unit and Deferred Compensation Programs and RSU grants. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution, which occurs at a specified date or upon termination of employment. Certain RSUs were distributed on March 10, 2025 as follows: Glassman—6,111; Dolloff—19,989; Burns—1,086; Hagale—4,346; Davis—871; Smith—3,944; remaining executive officers as a group—2,829.

(2)

Beneficial ownership of less than .1% of the class is not shown. All stock units, and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

64

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of March 5, 2025, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding

BlackRock, Inc.(1) 50 Hudson Yards New York, NY 10001	18,027,068	13.5%

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	14,933,395	11.14%

(1)

BlackRock, Inc. (“BlackRock”) is deemed to have sole voting power with respect to 17,014,340 shares and sole dispositive power with respect to 18,027,068 shares. This information is based on Schedule 13G/A of BlackRock filed January 23, 2024, which reported beneficial ownership as of December 31, 2023.

(2)

The Vanguard Group (“Vanguard”) is deemed to have shared voting power with respect to 104,374 shares, sole dispositive power with respect to 14,678,109 shares, and shared dispositive power with respect to 255,286 shares. This information is based on Schedule 13G/A of Vanguard filed July 10, 2024, which reported beneficial ownership as of June 28, 2024.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC. We must identify in this proxy statement those persons for whom reports were not filed on a timely basis. Based solely on a review of the forms that have been filed and written representations from the reporting persons, we believe that all Section 16 filing requirements applicable to such persons were complied with during 2024.

65

Equity Compensation Plan Information

The following table reports the number of outstanding options, warrants and rights, and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2024. All of our current equity compensation plans have been approved by our shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)

Equity compensation plans approved by shareholders	5,677,542	(1)	$39.14	6,652,387	(2)

Equity compensation plans not approved by shareholders	N/A		N/A	N/A

Total	5,677,542		$39.14	6,652,387

(1)	This number represents the stock issuable under the Flexible Stock Plan:

Options	398,002
Vested Stock Units	3,896,135
Unvested Stock Units	1,383,405

This includes 398,002 options outstanding and 5,279,540 stock units convertible to common stock. The stock units include grants of RSUs and PSUs (at the maximum 200% payout) covering 1,370,499 shares that are still subject to forfeiture if vesting conditions are not satisfied. The remaining stock units are held in our ESU Program (described at page 41), and Deferred Compensation Program (described at page 41), and only 12,905 of those stock units are unvested.

(2)

Shares available for future issuance include: 3,964,577 shares under the Flexible Stock Plan and 2,687,810 shares under the Discount Stock Plan, a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

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Q&A – Proxy Materials and Annual Meeting

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the Company’s Annual Meeting on May 7, 2025. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the virtual Annual Meeting, but you do not have to attend to be able to vote.

How are these materials being distributed?

On or about March 26, 2025, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain shareholders of record as of March 5, 2025, and posted our proxy materials for shareholder access at www.leggett.com/proxymaterials. As more fully described in the Notice, shareholders may also request printed proxy materials. The Notice also provides information regarding how you may request proxy materials in printed or electronic form on an ongoing basis.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2024, is available at www.leggett.com/proxymaterials, along with this proxy statement. Information on our website does not constitute part of this proxy statement.

How do I register for and attend the virtual Annual Meeting?

To register for the virtual Annual Meeting:

•	No later than 5:00 p.m. Central Time on May 6, 2025 visit register.proxypush.com/LEG on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Edge or Firefox.

•	You will then be required to enter your shareholder control number located on your proxy card or voter instruction card.

After completing the registration process, you will receive a confirmation email. Then, approximately one hour prior to the start of the Annual Meeting, you will receive an email at the address you provided during registration with a unique link to access the virtual Annual Meeting via a live webcast.

The live webcast of the Annual Meeting will begin promptly at 10:00 a.m. Central Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your device’s settings. We encourage you to access the meeting in advance of the designated start time. If you have difficulties logging into the Annual Meeting, refer to the technical resources provided in the meeting access email.

The virtual Annual Meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.

How can I ask questions?

During the registration process, you will be able to submit a question to be addressed at the Annual Meeting, subject to the rules and procedures established for the meeting. Shareholder attendees will also be able to submit questions during the Annual Meeting. We intend to answer questions pertinent to Company matters as time allows during the Annual Meeting. Questions may be summarized, and questions that are substantially similar may be grouped and answered once to avoid repetition. Guidelines for submitting written questions will be available in the rules of conduct for the Annual Meeting. In the event we are unable to respond to all of the appropriate shareholder questions during the time allotted at the Annual Meeting, those questions and the Company’s responses will subsequently be posted to the Investor Relations section of our website.

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Questions and Answers

What shares can I vote?

The only class of outstanding voting securities is the Company’s common stock. Each share of common stock issued and outstanding at the close of business on March 5, 2025 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the Annual Meeting. On the Record Date, we had 134,952,808 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes shares held directly in your name as the shareholder of record and shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.”

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, Equiniti, you are the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote at the virtual Annual Meeting.

Beneficial Owner: If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares, and these proxy materials were delivered by the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the virtual Annual Meeting, you may not vote these shares at the virtual Annual Meeting unless (i) you obtain a legal proxy from the broker, trustee or nominee and (ii) send a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com in advance of the meeting.

How do I submit my vote?

You may vote your shares (i) online at www.proxypush.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) by registering in advance to attend the virtual Annual Meeting and following the voting instructions provided in the virtual meeting platform. If you vote online, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement. Even if you plan to attend the virtual Annual Meeting, we encourage you to vote your shares in advance.

The Board recommends you vote FOR each of the director nominees in Proposal One, FOR the ratification of PwC in Proposal Two, FOR the approval of Named Executive Officer compensation in Proposal Three, and FOR the amendment and restatement of the Flexible Stock Plan in Proposal Four. All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you return a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendations.

Can I change my vote?

Shareholder of Record: If you are a shareholder of record, you may change your vote or revoke your proxy any time before the Annual Meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote online, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) by registering in advance to attend the virtual Annual Meeting and following the voting instructions provided in the virtual meeting platform.

Beneficial Owner: If you hold shares as the beneficial owner, you may change your vote by (i) submitting new voting instructions to your broker, trustee or nominee or (ii) voting at the virtual Annual Meeting if you have obtained a legal proxy from your broker, trustee or nominee and sent a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com in advance of the meeting.

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Questions and Answers

How many votes are needed to conduct business at the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the virtual Annual Meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described below) are counted in determining a quorum. If a quorum is not present, the Annual Meeting will be adjourned for no more than 90 days to reach a quorum.

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either by virtual attendance at the Annual Meeting or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the NGS Committee in order to be nominated for election as a director. If a nominee fails to receive an affirmative vote of a majority of the shares, represented in person or by proxy, and entitled to vote at a meeting for the election of directors, the NGS Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the Company’s next Annual Meeting or until his or her successor is duly elected and qualified. If the Board accepts the resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present virtually at the Annual Meeting or represented by proxy and entitled to vote is required for ratification of PwC as Leggett’s independent registered public accounting firm and to approve the amendment and restatement of the Flexible Stock Plan. NYSE rules also require the amendment of the Flexible Stock Plan to be approved by the majority of votes cast on the proposal. Since the vote on Named Executive Officer compensation is advisory, the Board will give due consideration to the outcome; however, the proposal is not approved as such.

What is the effect of an abstention vote on the election of directors and other proposals?

A share voted abstain with respect to any proposal is considered present and entitled to vote with respect to that proposal and a vote cast. For proposals requiring a majority vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a broker non-vote?

If you are the beneficial owner of shares held through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on routine proposals but not on non-routine proposals. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote, so they will not affect the outcome of the vote. All proposals on the agenda are non-routine, other than the ratification of PwC as the Company’s auditor.

Who pays the cost of soliciting votes at the Annual Meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders.

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Questions and Answers

We have hired Alliance Advisors, LLC to assist in the solicitation of proxies by mail, telephone, in person or otherwise. Alliance’s solicitation fees are expected to be approximately $10,000, plus expenses. If necessary to ensure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies from shareholders.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and plan to issue a press release promptly after the meeting. Within four business days after the Annual Meeting, we will file a Form 8-K reporting the vote count.

What should I do if I receive more than one set of proxy materials?

You may receive multiple Notices or sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted householding which allows us, unless a shareholder withholds consent, to send one set of proxy materials to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate Notice or proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you want to opt out of householding, call EQ Shareowner Services at 800-468-9716 or send written instructions to EQ Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide your Equiniti account number, which can be found on your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one Notice or set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, 1 Leggett Road, Carthage, MO 64836, and we will deliver these documents to you promptly upon your request. You can also access a complete set of proxy materials (Notice, Proxy Statement, and Annual Report to Shareholders including Form 10-K) online at www.leggett.com/proxymaterials. To ensure that you receive multiple copies in the future, please contact your broker or Equiniti at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s Annual Meeting?

Shareholders may propose actions for consideration at future Annual Meetings either by presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement: If you intend to present a proposal at the 2026 Annual Meeting, SEC rules require that the Corporate Secretary receive the proposal at the address given above by November 26, 2025 for possible inclusion in the proxy statement. We will decide whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

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Questions and Answers

Shareholder Proposal Not Included in Proxy Statement: If you intend to present a proposal at the 2026 Annual Meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 7, 2026 and no later than February 6, 2026. This notice must include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law. The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominees: If you wish to recommend a director candidate for the NGS Committee’s consideration, submit a proxy access director nominee, or nominate a director candidate outside of the Company’s nomination process, see the requirements described under Consideration of Director Nominees and Diversity on page 9.

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APPENDIX: Flexible Stock Plan

LEGGETT & PLATT, INCORPORATED

FLEXIBLE STOCK PLAN

Amended and Restated

Effective as of May 7, 2025

1.	ESTABLISHMENT OF PLAN

1.1 Name. The name of the Plan is the “Leggett & Platt, Incorporated Flexible Stock Plan.”

1.2 Purpose. The purpose of the Plan is to advance the Company’s long-term interests by providing awards that allow the Company to attract and retain valuable employees, align the interests of directors, employees and other key individuals with the interests of shareholders, and reward outstanding performance.

1.3 Effective Date and Term. This amended and restated Plan (the “Plan”) is an amendment and restatement of the Leggett & Platt, Incorporated Flexible Stock Plan that was effective May 8, 2024 (the “Prior Plan”), and will become effective as of May 7, 2025 (the “Effective Date”), subject to approval by the Company’s shareholders, and shall continue in full force and effect until the tenth anniversary of the Effective Date.

2.	DEFINITIONS

Unless otherwise specifically defined or unless the context clearly otherwise requires, the words and phrases used in the Plan are defined as set forth below. In addition to the definitions below, certain words and phrases used in the Plan and any agreement may be defined in other portions of the Plan or agreement.

(a)	Affiliate. A Parent, Subsidiary, or any directly or indirectly owned partnership or limited liability company of the Company.

(b)	Agreement. The document that evidences the grant of any Award under the Plan and sets forth the terms, conditions, and restrictions relating to, such Award.

(c)	Award. Any Option, SAR, Restricted Stock, Stock Unit, Performance Award, Other Stock Based Award or Other Award granted or acquired pursuant to the Plan.

(d)	Board. The Board of Directors of the Company.

(e)

Change in Control. Change in Control shall mean the acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following the sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company or a Subsidiary. Notwithstanding the foregoing, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, a Change in Control shall mean one of the foregoing events but only to the extent it also meets the requirements of an event qualifying for a distribution of deferred compensation under Section 409A(a)(2)(A)(v) of the Code.

(f)	Code. The Internal Revenue Code of 1986, as amended.

(g)	Company. Leggett & Platt, Incorporated.

(h)	Committee. The Committee described in Section 5.1 or, in the absence of the Committee, the Board.

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Flexible Stock Plan

(i)	Common Stock. The Company’s $.01 par value Common Stock.

(j)	Employee. Any person employed by the Employer.

(k)	Employer. The Company or any Affiliate.

(l)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(m)

Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date, or such other value as determined in a manner that would not trigger adverse tax consequences under Code Section 409A and in accordance with the terms specified in an Award Agreement.

(n)	Fiscal Year. The Company’s taxable year, which is the calendar year.

(o)	Non-Employee Director. A non-employee director, as defined in Rule 16b-3 under the Exchange Act, of the Company.

(p)

Parent. Any entity (other than the Company) in an unbroken chain of entities ending with the Company, if, at the time of the grant of an Option or other Award, each of the entities (other than the Company) owns 50% or more of the total combined voting power of all classes of stock or ownership interests in one of the other entities in such chain.

(q)	Participant. An individual who is granted an Award under the Plan, and any beneficiary or authorized transferee of such individual.

(r)	SEC. The Securities and Exchange Commission.

(s)	Share. A share of Common Stock.

(t)

Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain.

3.	COMMON STOCK

3.1 Number of Shares. The number of Shares available for grant of Awards and reserved for issuance against outstanding Awards under the Plan after the Effective Date shall be the sum of (a) all Shares subject to outstanding Awards previously granted under the Prior Plan as of the Effective Date, (b) all Shares authorized and available for issuance or grant as Awards under the Prior Plan immediately prior to the Effective Date and (c) 5,000,000 Shares. Shares may be authorized but unissued Shares, Shares held in the treasury, or both. Notwithstanding the preceding sentence, only Shares held in the treasury may be used to provide an Award to a Participant if the use of authorized but unissued Shares would violate any applicable law, rule or regulation.

3.2 Share Usage. Of the Shares available for grant under the Plan on and after the Effective Date, Shares issued pursuant to all Awards shall reduce the number of Shares available under Section 3.1 by one (1) Share. Awards settled in cash shall not reduce the Shares available for grant under the Plan. If an outstanding Award granted under any Prior Plan or the Plan expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Awards shall again be available for grant under the Plan.

The following Shares shall not become available for issuance under the Plan:

(a)	Shares tendered by Participants or withheld as full or partial payment to the Company upon exercise of Options granted under this Plan;

(b)	Shares subject to a SAR or an Option settled in Shares and that are not issued upon net settlement or net exercise of the SAR or the Option;

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Flexible Stock Plan

(c)

Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of Shares under the Plan; and

(d)	Shares that have been repurchased by the Company directly using the cash proceeds received by the Company from the exercise of Options granted under the Plan.

3.3 Adjustments.

(a)

If there is any change in the Common Stock of the Company by reason of any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per Share value of Shares underlying an Award to change, such as a stock dividend, stock split, or spin-off (each, an “Equity Restructuring”), the total number of Shares reserved for issuance under the Plan, the maximum number of Shares issuable for a given type of Award or to an individual Participant, and any outstanding Awards granted under the Plan and the price thereof, if any, shall be proportionately adjusted by the Committee; provided that the number of Shares subject to an award shall always be a whole number.

(b)

In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, or other change in capital structure of the Company, tender offer for shares of Stock or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may take any of the actions permitted by Section 15.

(c)

The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

3.4 Awards Granted under Prior Plan. Awards granted under the Prior Plan before the Effective Date shall be subject to the terms and conditions of the Plan, except (a) if an Award granted under the Prior Plan incorporates a definition by reference to the Prior Plan (other than the definition of Plan), the definition in the Prior Plan shall govern if different from the definition in the Plan or if no such definition appears in the Plan and (b) no termination, amendment, suspension, or modification of the Prior Plan or an Award granted under the Prior Plan shall adversely affect any Award granted under the Prior Plan, without the written consent of the Participant holding such Award.

3.5 ISO Limit. Up to one hundred percent (100%) of the Shares available for grant under the Plan after the Effective Date may be available for grants of ISOs.

4.	PARTICIPANTS AND ELIGIBILITY

4.1 Participants. Awards may be granted to:

(a)	Employees;

(b)	Non-Employee Directors;

(c)	individuals who, and entities that, render services to an Employer.

4.2 Eligibility. The Participants and the Awards they receive under the Plan shall be determined by the Committee. In making its determinations, the Committee shall consider any factors it deems relevant in selecting Participants and determining the amount and type of their respective Awards. Such factors shall include, but are not limited to, past, present and expected future contributions of Participants and potential Participants to the

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Flexible Stock Plan

Employer. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The Committee’s grant of an Award to a Participant in any year shall not require the Committee to grant an Award to that Participant in any other year.

5.	ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board who are Non-Employee Directors. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Committee may select one of its members as its Chair and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. At any meeting of the Committee at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the members present. Any action of the Committee may be taken without a meeting if a consent setting forth the action in writing is signed by all the members of the Committee. All determinations of the Committee shall be final and binding on all persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate. No member of the Board or any of its committees shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

5.2 Authority. Subject to the terms of the Plan and such resolutions as may from time to time be adopted by the Board, the Committee shall have full power and discretion to:

(a)	determine the Participants to whom Awards may be granted;

(b)	determine the type of Award to be granted to each Participant;

(c)	determine the number of Shares to be covered by each Award;

(d)	determine the terms and conditions of any Award;

(e)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or cancelled or suspended;

(f)

determine, in accordance with applicable law, whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

(g)	interpret and administer the terms of the Plan and any instrument or Agreement entered into under the Plan;

(h)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i)	make any other determination and take any other action it deems necessary or desirable for administration of the Plan.

5.3 Delegation. To the extent permitted by law, the Committee may delegate all or any part of its authority under the Plan to any Employee or a committee of the Board, except that it may not delegate any action related to grants of Awards to individuals who are subject to Section 16 of the Exchange Act.

6.	OPTIONS

6.1 Description. An Option is a right to purchase a number of Shares at a price, at such times, and upon such other terms and conditions specified in the documents evidencing the Award. The Committee may grant Options intended to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, as well as non-qualified options (“NQSOs”) under the Plan. Except as otherwise provided in Sections 6.2, 6.3, and 12.11 the terms and conditions of all Options shall be determined by the Committee.

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Flexible Stock Plan

6.2 ISOs. ISOs can be granted only to Employees of the Company, a Parent, or a Subsidiary. Each ISO must be granted to an Employee for a term not to exceed ten years from the date of grant. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The terms of an ISO shall meet all requirements of Section 422 of the Code.

6.3 NQSOs. The purchase price for Shares under any NQSO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The term of any NQSO shall not exceed ten years from the date of grant.

7.	STOCK APPRECIATION RIGHTS

A Stock Appreciation Right (“SAR”) gives a Participant the right to receive, for each SAR exercised, an amount equal to the excess of the Fair Market Value of a Share on the date the SAR is exercised and the Fair Market Value of a Share on the date the SAR was granted. The term of any SAR shall not exceed ten years from the date of grant. SARs may be settled in cash or in Shares, as determined by the Committee, and are subject to the terms and conditions expressed in the document evidencing the Award.

8.	RESTRICTED STOCK

8.1 Description. A Restricted Stock Award is an award of Shares, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Restricted Stock may be issued in certificate form or held in book entry on the records of the Company’s transfer agent and registrar. If Restricted Stock is issued in certificate form, the Shares may be held by the Company (or other person designated by the Committee) as escrow agent until the restrictions on such Shares have lapsed or the Company may require the certificate to bear a legend stating that such Shares are non-transferable until all restrictions have been satisfied and the legend has been removed.

8.2 Voting Rights. Recipients of Restricted Stock shall have full voting rights with respect to such Shares during the restriction period, unless otherwise determined by the Committee.

8.3 Dividends. Subject to the restriction regarding the payment of dividends on unvested Awards contained in Section 12.11 of the Plan, recipients of Restricted Stock shall be entitled to receive dividends and other distributions with respect to such Shares, unless otherwise determined by the Committee. Dividends may be paid in cash or in Shares, at the Committee’s discretion. If paid in Shares, the dividend Shares shall be subject to Section 12.11 of this Plan, and the same restrictions as the Shares of Restricted Stock with respect to which they were paid.

8.4 Price of Restricted Stock. As permitted under applicable law, the Committee shall determine the price, if any, at which Restricted Stock shall be sold or awarded to Participants.

8.5 Non-Transferability. Shares of Restricted Stock shall not be transferable during the restriction period except for transfer by bequest or inheritance or as otherwise permitted by the Committee.

9.	STOCK UNITS

9.1 Description. A Stock Unit Award is the award of a right to receive the market value of one Share, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Stock Units may be settled in cash or in Shares, as determined by the Committee. Stock Units represent an unfunded and unsecured obligation of the Company. Participants shall have no rights as a shareholder, including dividend rights, with respect to Stock Units until such Stock Units have been converted to Shares and delivered to the Participant.

9.2 Dividend Equivalents. Subject to the restriction regarding the payment of dividend equivalents on unvested Awards contained in Section 12.11 of the Plan, Stock Units may accrue dividend equivalents, as determined by the Committee.

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9.3 Price of Stock Units. As permitted under applicable law, the Committee shall determine the price, if any, at which Stock Units shall be sold or awarded to Participants.

10.	PERFORMANCE AWARDS

A Performance Award entitles a Participant to receive a specified number of Shares or cash equal to the Fair Market Value of such Shares at the end of a performance period, as specified in the document evidencing the Award. The ultimate number of Shares distributed or cash paid depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

11.	OTHER STOCK BASED AWARDS AND OTHER AWARDS

11.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares and the grant of securities convertible into Shares. “Other Stock Based Award” means an Award (other than the types of Awards specified in Sections 6 through 10) that has a value that is derivative of the value of, determined by reference to a number of Shares, or determined by reference to dividends payable on, Shares, and may be settled in Shares or in cash.

11.2 Other Awards. The Committee shall have the right to provide other types of Awards under the Plan (including cash) in addition to those specifically listed, if the Committee believes that such Awards would further the purposes for which the Plan was established.

12.	AGREEMENTS AND PROVISIONS OF AWARDS

12.1 Grant Evidenced by Agreement. The grant of any Award under the Plan may be evidenced by an Agreement which shall describe the specific Award granted and the terms and conditions of the Award. If required by the Committee, the granting of any Award may be subject to, and conditioned upon, the recipient’s execution of any Agreement. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan in effect on the date of the Award, unless otherwise specified in the Agreement or in any amendment to the Plan or the Agreement.

12.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine necessary or appropriate for the Award, which may include: description of the type of Award; the Award’s duration; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Award of the Participant’s death or termination of employment; the Award’s conditions; when, if, and how any Award may be forfeited, converted into another Award, modified, exchanged for another Award, or replaced; and the restrictions on any Shares purchased or granted under the Plan. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant of any Shares issued under an Award, including without limitation: (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants and holders of other Company equity compensation arrangements, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (d) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.3 Performance Conditions. The Committee may require the satisfaction of certain performance goals as a condition to the grant or vesting of any Award provided under the Plan.

12.4 Payment. Upon the exercise of any Option or in the case of any Award that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

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(b)	by the tender to the Company of Shares owned by the optionee and registered in his or her name having a Fair Market Value equal to the amount due the Company;

(c)	by any combination of the payment methods specified in (a) and (b) above.

Notwithstanding the foregoing, any method of payment other than cash may be used only with the consent of the Committee or to the extent so provided in an Agreement.

In addition, the Committee may, in its discretion, permit any other manner of exercise and methods by which the exercise may be paid as it determines, which may include broker-assisted cashless exercise arrangements or other cashless exercise arrangements.

The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Awards shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.5 Deferral. Subject to the requirements of Code Section 409A, the right to receive any Award under the Plan may, at the request of the Participant but subject to approval of the Committee (which may be withheld for any reason), be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends or dividend equivalents on deferrals denominated in Shares.

12.6 Withholding. The Company may, at the time any distribution is made under the Plan, or at the time any Option is exercised, or at any time required by law, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount (but not in excess of the maximum statutory tax rates in the applicable jurisdiction) necessary to satisfy tax withholding requirements with respect to such distribution or exercise of such Option. The Committee may, at any time, require a Participant to tender the Company cash in the amount necessary to comply with any such withholding requirements.

12.7 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Award may be granted in tandem with an ISO except a SAR.

12.8 Awards Not Transferable. Except to the extent that the Committee may provide otherwise as to any Awards other than ISOs, Awards are not transferable or assignable except by will or by the laws of descent and distribution, and are exercisable, during the Participant’s lifetime only by the Participant, or in the event of disability of the Participant, by the legal representative of the Participant, or in the event of death of the Participant by the legal representative of the Participant’s estate. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

12.9 Awards to Non-U.S. Participants. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which Participants residing outside the United States of America shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or termination of employment; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and the withholding procedures and handling of any Share certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

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12.10 Mandatory Minimum Vesting Period of at least One Year. Notwithstanding any provision of the Plan to the contrary, Awards issued after May 8, 2024, with respect to no less than 95% of the Shares subject to such Awards in the aggregate, shall be subject to a mandatory minimum vesting period of at least one year, except in the case of death or “Disability” (as defined in the applicable Award agreement) or in the event that Section 15 of the Plan applies, and no Award may be amended after the date of grant to provide otherwise.

12.11 Restriction on Dividends and Dividend Equivalents. Unless otherwise provided in this Section 12.11, the Committee may grant an Award with dividends or dividend equivalents, as applicable, based on dividends declared on Common Stock, to be credited as of the applicable dividend payment date, during the period between the date of grant and the date the Award vests, and thereafter, as determined by the Committee and as set forth in the Award Agreement. Notwithstanding the foregoing, such dividends or dividend equivalents, whether credited in cash or Shares, on all Awards shall only be paid if, and when, and to the extent the Award becomes vested. No dividends or dividend equivalents shall be credited or paid on Options or SARs.

13.	AMENDMENT AND TERMINATION OF PLAN

13.1 Amendment and Termination. The Board shall have the sole right and power to amend or terminate the Plan at any time, except that the Board may not amend the Plan, without approval of the shareholders of the Company, in a manner that would cause Options which are intended to qualify as ISOs to fail to qualify or in a manner which would violate applicable law, and the Board shall obtain shareholder approval for any amendment to the Plan that, (a) except as provided in Section 3.3 of the Plan, increases the number of Shares available under the Plan, (b) expands the classes of individuals eligible to receive Awards, or (c) would otherwise require shareholder approval under the rules of the applicable exchange.

13.2 Participants’ Right. The amendment or termination of the Plan shall not adversely affect a Participant’s right to any Award granted prior to such amendment or termination, without the consent of the Participant to whom such Award was granted.

14.	MODIFICATION OR TERMINATION OF AWARDS

14.1 Committee’s Right. Any Award granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent (a) not prohibited by the Plan or the applicable Agreement (except to the extent that such action would adversely affect the rights of the Participant in a manner not expressly contemplated by the Plan or Agreement), or (b) with the consent of the Participant to whom such Award was granted. The Committee shall have the right, in its discretion, to cancel all or any portion of an Award (including time-based and Performance Awards) issued to a Participant who (a) violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her Award or Agreement, or an employment agreement, confidentiality agreement, separation agreement, or any other similar agreement (including without limitation the Employee Invention, Confidentiality, Non-solicitation and Non-interference Agreement) with the Company, or (b) engages in improper conduct contributing to the need to restate any external Company financial statement, (c) commits an act of fraud or significant dishonesty, or (d) commits a significant violation of any of the Company’s written policies (including without limitation the Business Policies Manual) or applicable laws.

14.2 Clawbacks. Notwithstanding anything to the contrary contained in the Award Agreement, the Committee shall have the right to require a Participant to forfeit and repay to the Company all or part of the income or other benefit received on the vesting, exercise, or payment of an Award (including time-based and Performance Awards) (a) in the preceding three years if, in its discretion, the Committee determines that the Participant engaged in any activity referred to in Section 14.1 and that such activity resulted in a significant financial or reputational loss to the Company, (b) to the extent required under applicable law or securities exchange listing standards, or (c) to the extent required or permitted under any written policy of the Company

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dealing with recoupment of compensation, subject to any limits of applicable law. For the purposes of the clawback, improper conduct contributing to the need to restate any external Company financial statements will always be deemed to result in a significant loss.

14.3 Replacement or Cash Buyout. The Committee may permit a Participant to elect to surrender an Award in exchange for a new Award to the extent such surrender and exchange would not result in adverse tax consequences under Code Section 409A. However, the Committee may not cancel an outstanding Option or SAR that is underwater for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price, provide the Participant a cash buyout of the underwater Option or SAR, or grant a replacement Award of a different type for the underwater Option or SAR, without shareholder approval.

14.4 No Repricing. Other than as provided in Section 3.3, the exercise price of an Option or SAR may not be reduced without shareholder approval.

14.5 Not Exclusive Remedy. The remedies provided in this Article 14 are not exclusive and are in addition to, and not in lieu of, any other rights or remedies the Company may have at law or in equity.

15.	CHANGE IN CONTROL OR CHANGE DESCRIBED IN SECTION 3.3(b)

15.1 Modification of Awards. To the end of preserving the intended economic benefits of Awards to the extent feasible, in the event of a Change in Control or other event described in Section 3.3(b), the Committee may, in any Agreement evidencing an Award, or at any time prior to or simultaneously with or after such event, make such adjustments with respect to Awards as it deems necessary or appropriate, but only to the extent such action would not result in adverse tax consequences under Code Section 409A. Without in any way limiting the generality of the foregoing, subject to Section 15.2, the Committee may:

(a)

provide for the acceleration of any time periods relating to the exercise or realization of such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee;

(b)

provide for the purchase of such Award, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Award had such Award been currently exercisable or payable;

(c)	make such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(d)	cause the Awards then outstanding to be assumed, or new Awards substituted therefore, by the surviving corporation in such change.

15.2 Double-Trigger Vesting upon Change in Control. Notwithstanding Section 15.1 or any other provision of the Plan:

(a) unless the acquirer in the Change in Control requires that outstanding Awards be terminated as a result of the Change in Control, (1) Awards shall not become vested solely upon the occurrence of the Change in Control, and (2) if the Change in Control occurs while the Participant is employed by the Employer and the Participant’s employment is terminated (i) by the Employer for reasons other than “Disability” or “Cause” (as such terms are defined in the applicable Award agreement) or (ii) by the Participant for “Good Reason” (as defined in the applicable Award agreement), then (A) Awards that are subject to time-based vesting conditions (other than Performance Awards), shall immediately vest, subject to Section 14, and (B) Performance Awards shall be deemed earned at the maximum payout level and shall immediately vest, subject to Section 14.

(b) if the acquirer in the Change in Control requires that outstanding Awards be terminated as a result of the Change in Control, each time-based Award that remains outstanding immediately before the Change in Control shall upon the Change in Control become vested, and in addition, Performance Awards as to which the performance period has not yet completed shall be become vested and deemed earned at the maximum payout level.

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16.	MISCELLANEOUS PROVISIONS

16.1 Headings and Subheadings. The headings and subheadings contained in the Plan are included only for convenience and shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

16.2 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without reference to the principles of conflict or choice of laws that might otherwise refer to the laws of another jurisdiction.

16.3 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other Award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

16.4 No Employment Contract. The adoption of the Plan or grant of an Award under the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

16.5 No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

16.6 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to an Award, the provisions in the Section of the Plan which specifically grants such Award shall control those in a different Section.

16.7 Code Section 409A Compliance. Some of the Awards that may be granted pursuant to the Plan may be considered non-qualified deferred compensation subject to Code Section 409A. All Awards under the Plan are intended to either (a) be exempt from Code Section 409A or (b) if subject to Code Section 409A, to meet all of the requirements of Code Section 409A and any applicable guidance issued by the Internal Revenue Service and the Department of Treasury, and the Plan and Award Agreements under the Plan will be construed consistent with this intent. To the extent necessary to comply with Code Section 409A, an Award may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Code Section 409A, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to comply with Code Section 409A, exclude or exempt the Plan or any Award from the requirements of Code Section 409A, or mitigate the adverse tax or economic consequences to the Participant. Notwithstanding anything in the Plan or any Award to the contrary, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, in the event that a Participant is determined to be a specified employee in accordance with Code Section 409A, for purposes of any payment upon separation from service hereunder, such payments shall be made or begin, as applicable, six months following the date of separation from service. Notwithstanding any other provision of the Plan, while the Committee intends that all Awards under the Plan will be exempt from or compliant with Code Section 409A, the Company provides no assurances that any Award under the Plan will be exempt from or compliant with Code Section 409A, and each Participant will be solely responsible for the Participant’s own taxes.

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16.8 Compliance with Laws. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company’s securities are listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares under the Plan before (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability of the Company or impracticability to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

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ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 7, 2025

10:00 a.m. Central Time

Virtual Meeting Only – No Physical Meeting Location

To register for the virtual Annual Meeting:

•	No later than 5:00 p.m. Central Time on May 6, 2025, visit register.proxypush.com/leg on your smartphone, tablet or computer.

•	You will then be required to enter your shareholder control number located in the upper right-hand corner on the reverse side of this proxy card.

After registering, you will receive a confirmation email. Then, approximately one hour prior to the start of the meeting, you will receive an email at the address you provided during registration with a unique link to access the virtual Annual Meeting via a live webcast.

LEGGETT & PLATT, INCORPORATED 1 Leggett Road Carthage, Missouri 64836	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), hereby acknowledges receipt of the Notice of 2025 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2024, and hereby appoints Karl G. Glassman and Jennifer J. Davis as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2025 Annual Meeting of Shareholders of the Company to be held in a virtual format only on May 7, 2025 at 10:00 a.m. Central Time, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPANY’S PROXY STATEMENT, AND FOR THE AMENDMENT AND RESTATEMENT OF THE FLEXIBLE STOCK PLAN.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This card also constitutes voting instructions to the Trustee of the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement to vote shares attributable to accounts the undersigned may hold under such plan, as indicated on the reverse side of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the plan.

PLEASE VOTE BY INTERNET OR PHONE, OR MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign and indicate changes below: ☐

Vote by Internet, Phone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/leg Use the Internet to vote your proxy.
PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 6, 2025.
If you vote your proxy by Internet or by Phone, you do NOT need to mail back your proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

a.	Angela Barbee	☐	☐	☐	e.	Joseph W. McClanathan	☐	☐	☐

b.	Robert E. Brunner	☐	☐	☐	f.	Srikanth Padmanabhan	☐	☐	☐

Please fold here – Do not separate

c.	Mary Campbell	☐	☐	☐	g.	Jai Shah	☐	☐	☐

d.	Karl G. Glassman	☐	☐	☐	h.	Phoebe A. Wood	☐	☐	☐

2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.	☐	For	☐	Against	☐	Abstain

3. An advisory vote to approve named executive officer compensation as described in the Company’s proxy statement.	☐	For	☐	Against	☐	Abstain

4. Approval of the amendment and restatement of the Flexible Stock Plan.	☐	For	☐	Against	☐	Abstain

5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, and FOR PROPOSALS 2, 3 AND 4.

    Date

Signature(s) in Box

Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.